EXHIBIT 10.43

CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED CONFIDENTIAL INFORMATION APPEARS ON THREE (3) PAGES OF THIS EXHIBIT.

EXECUTION VERSION

CREDIT AGREEMENT

dated as of August 1, 2006

among

AIRTRAN AIRWAYS, INC., as Borrower,

EACH LENDER IDENTIFIED ON SCHEDULE 1 HERETO, as Lenders,

and

BNP PARIBAS S.A. (ACTING THROUGH ITS PARIS BRANCH), as Security Agent

Advance Payments

Seven (7) Boeing model 737-7BD Aircraft

each equipped with

Two (2) CFM International model CFM56 engines

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION	1

2.	COMMITMENTS; BORROWER’S NOTICE OF PAYMENT DATES; CLOSING PROCEDURE	1

3.	LOAN CERTIFICATES, INTEREST, EXPENSES, FEES, INCREASED COSTS AND ILLEGALITY	3

4.	CONDITIONS	7

5.	REPRESENTATIONS AND WARRANTIES	10

6.	COVENANTS OF BORROWER	14

7.	LENDER COVENANTS	16

8.	SECURITY AGENT’S COVENANTS	17

9.	ASSIGNMENT OR TRANSFER OF INTEREST	17

10.	INDEMNITIES	19

11.	SECURITY AGENT	34

12.	GOVERNING LAW	38

13.	SUBMISSION TO JURISDICTION; WAIVERS	38

14.	TERMINATION OF CROSS-COLLATERALIZATION AND CROSS-DEFAULTS	39

15.	CONFIDENTIALITY	39

16.	MISCELLANEOUS	39

EXHIBIT A	Form of Transfer Agreement
SCHEDULE 1	Accounts; Addresses
SCHEDULE 2	Commitments
SCHEDULE 3	Aircraft; Scheduled Delivery Months
SCHEDULE 4	Non-Deferrable Advance Payments under the Purchase Agreement

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of August 1, 2006, is by and among (i) AIRTRAN AIRWAYS, INC. a Delaware corporation, (the “Borrower”), (ii) EACH LENDER IDENTIFIED ON SCHEDULE 1 HERETO (“Lenders”) and (iii) BNP PARIBAS S.A. (ACTING THROUGH ITS PARIS BRANCH), as agent for the Lenders (“Security Agent”).

W I T N E S S E T H:

WHEREAS, Borrower and Airframe Manufacturer have entered into the Purchase Agreement, pursuant to which, among other things, Airframe Manufacturer agreed to manufacture and sell to Borrower, and Borrower agreed to purchase and take delivery of, among other things, seven (7) Boeing model 737-7BD aircraft, described by MSN in Schedule 3, each equipped with two (2) CFM International model CFM56-7B20 engines, each to be delivered during the Scheduled Delivery Months (collectively, the “Aircraft”); and

WHEREAS, Borrower desires to borrow from Lenders, and Lenders desire to lend to Borrower, seventy-five percent (75%) of the non-deferrable Advance Payments (as defined in the Purchase Agreement) made or to be made by Borrower to Airframe Manufacturer in respect of the Aircraft pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. DEFINITIONS AND CONSTRUCTION

Except as otherwise defined in this Agreement, including its schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Annex A of the Security Agreement. Annex A of the Security Agreement also contains rules of usage that control construction of this Agreement.

2. COMMITMENTS; BORROWER’S NOTICE OF PAYMENT DATES; CLOSING PROCEDURE

(a) Subject to the terms and conditions of this Agreement, each Lender agrees to make a secured loan to the Borrower in respect of each Advance (herein called, for each Advance, a “Drawing”) on a Borrowing Date to be designated pursuant to Section 2(d) hereof, but in no event later than the Commitment Termination Date. In the case of each Lender and each Advance, such Drawing shall be equal to such Lender’s Participation Percentage set forth opposite such Lender’s name in Schedule 2 hereto multiplied by the amount of such Advance (for each Lender, subject to adjustment as provided in Section 2(b) and in any Transfer Agreement, such Lender’s “Commitment” with respect to such Advance); provided further that the aggregate amount of Drawings for all Advances to be made by any Lender shall not exceed the amount in Dollars set forth opposite such Lender’s name in Schedule 2 hereto as its Maximum Commitment (subject to adjustment as provided in Section 2(b) and in any Transfer Agreement, its “Maximum Commitment”). All Drawings in respect of an Aircraft shall be evidenced in single series (each, a “Series”) of Loan Certificates issued with respect to such Aircraft.

(b) If any Lender shall default in its obligation to make the amount of its Commitment available pursuant to Section 2(a) in respect of any Advance, except as provided below in this Section 2(b) with respect to BNPP, no other Lender shall have an obligation to increase the amount of its Commitment for such Advance and, notwithstanding the further provisions of this Section 2(b), the obligations of the non-defaulting Lenders shall remain subject to the terms and conditions set forth in this Agreement. If a Lender to whom BNPP has transferred its Commitment in whole or in part pursuant to Section 9(a) without the consent of Borrower with respect to an Aircraft fails to perform its obligation to make a secured loan on a Borrowing Date, BNPP shall be obligated to make an additional secured loan on such Borrowing Date in an amount equal to the amount of the secured loan that such Lender was so obligated to, but did not, make. In the event that the preceding sentence is applicable and BNPP is obligated to make an additional secured loan, the Commitment of BNPP shall be increased by the amount of such additional secured loan, and the Commitment of the affected Lender shall be reduced by an equivalent amount, effective on the applicable Borrowing Date. In the circumstances of the second preceding sentence, such Lender shall be liable to BNPP (but not to Borrower) for any damages attributable to its failure to make the secured loan in question which was made, instead, by BNPP.

(c) Each Drawing shall be evidenced by this Agreement and the Series of Loan Certificate issued with respect thereto, and notations made from time to time by each Lender in its respective books and records, including computer records. Each Lender shall make notations on each Loan Certificate it holds, and record in its books and records, including computer records, regarding the unpaid principal amount of the Drawings made under the Loan Certificates its holds and the amounts of payments of principal made thereon from time to time. Each Lender’s books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by any Lender to make any such notation or record shall not affect the obligations of Borrower to such Lender with respect to the repayment of its Loan Certificates.

(d) On the Business Day coinciding with the Effective Date, upon satisfaction of the applicable conditions precedent in Section 4(a) hereof, the Lenders shall, severally in accordance with their respective Commitments, fund Drawings in respect of Advances which were paid by Borrower prior to the Effective Date. On the first (1st) Business Day of each calendar month following the Effective Date (the initial and each subsequent date on which Drawings are so funded and borrowings made hereunder referred to herein as a “Borrowing Date”), the Lenders shall, severally in accordance with their respective Commitments, upon satisfaction of the applicable conditions precedent in Section 4(a) hereof, fund Drawings in respect of Advances which are then due and payable by Borrower to Airframe Manufacturer.

(e) On the Borrowing Date for each Drawing, subject to the terms and conditions of this Agreement, the Borrower requests that each Lender, and each Lender agrees to, pay the amount of its Commitment for such Advance directly to Airframe Manufacturer (or to Borrower, if Borrower shall have paid the Advance to Airframe Manufacturer on or prior to the Borrowing Date thereof) by wire transferring (or by making other arrangements reasonably satisfactory to Security Agent and Airframe Manufacturer or Borrower (as the case may be)) such amounts to the account or the accounts specified by Borrower in the applicable Borrowing Notice. The Borrower shall furnish to the Security Agent notice of each proposed borrowing hereunder (a

“Borrowing Notice) no later than 4:30 p.m. New York City time on the fourth (4th) Business Day prior to the applicable Borrowing Date. Such Borrowing Notice shall set forth (i) the proposed Borrowing Date, (ii) the amount of the Drawings to be made and (iii) the Series to which such Drawings relate.

(f) The closing (“Closing”) with respect to the funding of each Advance shall take place at 12:00 Noon, New York City time, at the offices of Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, New York 10017.

(g) The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) failure by the Borrower in making a borrowing after the Borrower has given a Borrowing Notice requesting the same in accordance with the provisions of this Agreement other than as a result of a breach by any Lender to make its Commitment available pursuant to Section 2(a), (b) failure by the Borrower in making any prepayment of Loan Certificates after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loan Certificates on a day that is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loan Certificates and all amounts payable hereunder.

3. LOAN CERTIFICATES, INTEREST, EXPENSES, FEES, INCREASED COSTS AND ILLEGALITY

(a) Loan Certificates, Interest. Each Loan Certificate shall bear interest and be repaid in accordance with the applicable terms of this Agreement, the Security Agreement and such Loan Certificate.

The Applicable Rate for each Interest Period shall be established by the Security Agent. The Security Agent shall give prompt notice to the Borrower and the Lenders of the Applicable Rate determined by the Security Agent from time to time in accordance with the applicable provisions hereof and the interest rate, if any, furnished by each Reference Bank and used by the Security Agent for the purpose of determining the LIBOR Rate. Each determination by the Security Agent of an Applicable Rate pursuant hereto shall be conclusive and binding for all purposes, absent manifest error.

(b) Pro Rata Treatment and Payments.

(1) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of Commitment Fee and, except as provided in Section 4.1(c) of the Security Agreement, any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitments of the relevant Lenders.

(2) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loan Certificates shall be made pro rata according to the respective outstanding principal amounts of the Loan Certificates then held by the Lenders (except as otherwise provided in the Security Agreement).

(c) Transaction Expenses. If the borrowing and other transactions in respect of such Drawing are consummated, or do not close for any reason other than any Lender’s breach of its obligations under Section 2 hereof, Borrower agrees to the pay all Transaction Expenses, subject to the limits set forth in Section 3 of Schedule 2.

(d) 2006 Long-Term Facility. Borrower and BNPP hereby agree to work in good faith towards executing and delivering the Loan Agreement described in clause (b) of the definition of “Loan Agreements” set forth in the Security Agreement on or before September 30, 2006.

(e) Commitment Fee. Borrower agrees to pay the Commitment Fee in arrears on the first day of the calendar quarter following the Effective Date and on the first day of each calendar quarter thereafter. Such Commitment Fee shall be calculated on the basis of a year of 360 days and actual number of days elapsed and shall accrue on the average daily unused portion of the aggregate Maximum Commitment of the Lenders during the preceding calendar quarter. Borrower shall continue to pay the Commitment Fee until the earliest to occur of (i) the full drawing of the aggregate Maximum Commitment of the Lenders and (ii) the Commitment Termination Date. The Commitment Fee shall be payable by Borrower to Security Agent on the due date thereof in immediately available funds no later than 12:00 Noon, New York City time, on such date to the account of Security Agent on Schedule 1. Security Agent shall distribute the Commitment Fee when received to the Lenders in the manner provided in Section 3(b)(1). For purposes hereof, the aggregate unused Maximum Commitment of the Lenders shall be reduced by an amount equal to the unused Maximum Commitment of the Lenders in respect of an Aircraft in the event that Borrower or Airframe Manufacturer cancels the delivery of such Aircraft. Any such reduction in the aggregated unused Maximum Commitment of the Lenders shall be permanent.

(f) Increased Costs/Capital Adequacy.

(i) Subject to the provisions of Section 3(f)(v) below, Borrower shall promptly pay directly to each Lender such amounts as are reasonably necessary to compensate such Lender for any increase in costs which are attributable to such Lender’s making, maintaining or continuing of its Commitment or the loans evidenced by its Loan Certificates or funding arrangements utilized in connection with such loans, or any reduction in any amount receivable by such Lender hereunder in respect of any of its Commitments or under the Loan Certificates, such loans or such arrangements (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), applicable to the period commencing thirty (30) days prior to Lender’s notification thereof pursuant to Section 3(f)(iii) and resulting from the adoption of or any change after the date hereof in Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of Law but, if not having the force of Law, is generally applied by Lender with respect to similar credits under similar circumstances) from any central bank or other Governmental Entity made subsequent to the date hereof:

(1) shall impose any tax that is the functional equivalent of any reserve, special deposit or similar requirement of the sort covered by clause (2) below; or

(2) shall impose or modify any reserve, special deposit, compulsory loan or similar requirements against assets held by, deposits or other liabilities in or for the account of advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(3) imposes any other condition affecting this Agreement or its Loan Certificates (or any of such extensions of credit or liabilities) or any such obligation.

(ii) Without duplication of any amounts payable by Borrower under Section 3(f)(i), if any Lender shall have determined, acting reasonably and in good faith, that after the date hereof, the adoption of or any change in any Law regarding capital adequacy or in the interpretation or application thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of Law but, if not having the force of Law, is generally applied by such Lender with respect to similar credits under similar circumstances) from any Governmental Entity made subsequent to the date hereof, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material acting reasonably and in good faith, then from time to time, after submission by such Lender to Borrower (with a copy to Security Agent) of a written request therefor, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction attributable to the period commencing thirty (30) days prior to Lender’s notification thereof pursuant to Section 3(f)(iii).

(iii) Each Lender will furnish to Borrower (with a copy to Security Agent) an Officer’s Certificate setting forth in reasonable detail (A) the events giving rise to the request by such Lender for compensation under subsection (i) or (ii) of this Section 3(f), (B) the basis for determining such compensation and (C) the amount of each request by such Lender for compensation under subsection (i) or (ii) of this Section 3(f), together with a statement that the determinations made in respect of the such compensation comply with the provisions of this Section 3(f) and that none of the exceptions set forth in Section 3(f)(iv) apply with respect to such compensation. Determinations set forth in such Officer’s Certificate shall be presumed correct, absent manifest error.

(iv) The Borrower shall not be required to make payments under this Section 3(f) to any Lender if (1) a claim hereunder arises through circumstances peculiar to such Lender and which do not affect commercial banks in the same jurisdiction generally or (2) the claim arises out of a relocation by such Lender of its lending office (except any such relocation effected pursuant to Section 3(f)(v)), or (3) if a comparably situated Borrower is being treated more favorably by such Lender (as reasonably determined by such Lender) in respect of a claim made hereunder.

(v) Each Lender will, if requested by Borrower, to the extent not inconsistent with any applicable legal or regulatory restrictions and subject to the overall policy considerations of such Lender, use commercially reasonable efforts to designate a different lending office for the Loan Certificates of such Lender affected by such event or, failing that, to take other reasonable measures requested by Borrower (including transferring such Loan Certificates pursuant to Section 9(b) hereof) to mitigate the amount of payment of Additional Costs or other amounts under this Section 3(f), if as a result thereof the additional amounts that would otherwise be required to be paid to such Lender pursuant to this Section 3(f) would be reduced or eliminated and if the making, funding or maintaining of its interest in the Loan Certificates through such other lending office or the taking of such other reasonable measures would not, in the good faith judgment of such Lender, result in any economic, legal or regulatory disadvantage (other than de minimis disadvantages) or adverse tax consequences to such Lender (other than adverse tax consequences for which Borrower agrees to indemnify such Lender); provided, that such Lender will not be obligated to utilize such other lending office pursuant to this Section 3(f) unless Borrower agrees to pay all incremental out-of-pocket expenses, if any, reasonably incurred by such Lender as a result of utilizing such other lending office as described above; provided, further, that such Lender shall have no obligation to designate another lending office that does not maintain loans comparable to the loan evidenced by such Lender’s Loan Certificate. An Officer’s Certificate as to the amount of any such expenses (setting forth in reasonable detail the basis for requesting such amount and the calculation thereof) submitted by such Lender to Borrower shall be presumed correct, absent manifest error. If after using commercially reasonable efforts as aforesaid such Lender is not able to mitigate the amount of or the need for the Additional Costs to the reasonable satisfaction of Borrower within thirty (30) days of such Lender’s notice described in Section 3(f)(iii) hereof, Borrower may prepay in accordance with Section 2.10 of the Security Agreement the unpaid amount of the affected Loan Certificates plus interest accrued thereon. Nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to this Section 3(f).

(g) Illegality. In the event that at any time any Lender shall determine that due to a change of Law it shall become unlawful for any Lender to make or maintain or fund all or a portion of the Loan Certificates it holds in the manner contemplated by the Operative Agreements, then such Lender shall give prompt notice thereof to Borrower. Thereafter, the affected Lender agrees that it will, if requested by Borrower, to the extent not inconsistent with any applicable legal or regulatory restrictions and subject to the overall policy considerations of such Lender, use commercially reasonable efforts to avoid such illegality by designating a different lending office for the affected Loan Certificates of such Lender affected by such illegality or, failing that, shall take other reasonable measures requested by Borrower (including transferring such Loan Certificates pursuant to Section 9(b) hereof) to avoid such illegality and if the making, funding and maintaining of its interest in the affected Loan Certificates through such other lending office or the taking of such other reasonable measures would not, in the good faith judgment of such Lender, result in any economic, legal or regulatory disadvantage (other than a de minimis disadvantage) or adverse tax consequences to such Lender (other than adverse tax consequences for which Borrower agrees to indemnify such Lender); provided, that such Lender shall not be obligated to utilize such other lending office pursuant to this Section 3(g) unless

Borrower agrees to pay all incremental out-of-pocket expenses, if any, reasonably incurred by such Lender as a result of utilizing such other lending office as described above; provided, further that such Lender shall have no obligation to designate another lending office that does not maintain loans comparable to the loan evidenced by such Lender’s Loan Certificate. If after using commercially reasonable efforts as aforesaid such Lender is not able to avoid such illegality within thirty (30) days after such Lender’s notice thereof to Borrower, the affected Loan Certificates may be prepaid by Borrower in accordance with Section 2.10 of the Security Agreement.

4. CONDITIONS

(a) Conditions Precedent to each Lender’s Obligations. Each Lender’s obligation to make the secured loans described in Section 2 and to participate in the transactions contemplated hereby is subject to the fulfillment or waiver prior to or on the Effective Date and each Borrowing Date, as the case may be, of the following conditions:

(i) On or before the Effective Date, each Lender and Security Agent receives executed counterparts of the following documents and such counterparts have (x) been duly authorized, executed and delivered by the parties thereto and (y) are in full force and effect:

(1) the Security Agreement and any supplement thereto;

(2) the Consent and Agreement;

(3) the Engine Consent and Agreement;

(4) the Loan Certificates in respect of each Aircraft

(5) the Remarketing Agreement;

(6) the Holdings Guarantee; and

(7) the Fee Letter.

(ii) Security Agent shall have received the following, in each case in form and substance reasonably satisfactory to Security Agent:

(1) On or before the Effective Date, (A) a copy of the certificate of incorporation and bylaws of Borrower and a copy of resolutions of the board of directors of Borrower or the executive committee thereof, in each case certified as of the Effective Date by the secretary or an assistant secretary of Borrower, duly authorizing the execution, delivery and performance by Borrower of this Agreement, the Security Agreement and each other document required to be executed and delivered by Borrower on each Borrowing Date in accordance with the provisions hereof and thereof and (B) incumbency certificate of Borrower as to the Person(s) authorized to execute and deliver the Operative Agreements;

(2) On or before the Effective Date, (A) a copy of the articles of incorporation and bylaws of Holdings and a copy of resolutions of the board of directors of Holdings or the executive committee thereof, in each case certified as of the Effective Date by the secretary or an assistant secretary of Holdings, duly authorizing the execution, delivery and performance by Holdings of the Holdings Guarantee and (B) incumbency certificate of Holdings as to the Person(s) authorized to execute and deliver the Holdings Guarantee;

(3) On or before the Effective Date, good standing certificates for Borrower from the Secretary of States of Delaware and Florida dated as of a date reasonably near the Effective Date; and

(4) On or before the Effective Date, good standing certificates for Holdings from the Secretary of States of Nevada dated as of a date reasonably near the Effective Date.

(iii) On or before the Effective Date, Security Agent shall have received opinions addressed to the Lenders and Security Agent from special counsel to Borrower and Borrower’s legal department in form and substance reasonably satisfactory to the Security Agent.

(iv) On or before the Effective Date, Security Agent shall have received evidence in form and substance reasonably satisfactory to Security Agent that the aggregate amount of Drawings and expected Cash Contribution in connection with each Aircraft shall be sufficient when paid to Airframe Manufacturer to satisfy Borrower’s obligations with respect to all non-deferrable Advance Payments (as defined in the Purchase Agreement) then due and payable for each Aircraft under the Purchase Agreement. Security Agent shall also receive confirmation from Airframe Manufacturer that all non-deferrable Advance Payments due prior to the Effective Date have been paid in full by Borrower.

(v) [Intentionally Omitted].

(vi) On or before the Effective Date and each Borrowing Date, Financing Statements related to the Collateral shall have been duly filed or shall be in the process of being filed in the appropriate jurisdiction.

(vii) On or before the Effective Date and each Borrowing Date, Security Agent shall have received all amounts then due and payable under the Fee Letter.

(viii) On or before the Effective Date, Security Agent shall have received certified (with sensitive pricing information redacted) copies of the provisions of the Purchase Agreement and the GTA specifically assigned to Security Agent pursuant to the terms of the Security Agreement.

(ix) On or before the Effective Date, Security Agent shall have received Holdings’ audited consolidated balance sheet for its most recent fiscal year ended December 31, 2005, and the related consolidated statements of operations and cash flows from the period then ended prepared in accordance with GAAP.

(x) On the Effective Date and each Borrowing Date, no change shall have occurred after the date of the execution and delivery of this Agreement in applicable Law that makes it a violation of Law for (i) Borrower, Holdings, any Lender or Security Agent to execute, deliver and perform under the Operative Agreements to which any of them is a party or (ii) for any Lender to make the secured loans contemplated to be made by it pursuant to the terms herein or to realize the benefits of the security afforded by the Security Agreement.

(xi) On each Borrowing Date, (A) the representations and warranties of the Borrower contained in Section 5(a) of this Agreement and the representations and warranties of Holdings contained in Section 9 of the Holdings Guarantee shall be true and accurate in all material respects as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate in all material respects on and as of such earlier date), (B) no Default or Event of Default exists or would result from the borrowing hereunder, the use of proceeds of such borrowing or the consummation of the other transactions contemplated in the Operative Agreements, and (C) since December 31, 2005 there shall have been no Material Adverse Change to Borrower or Holdings and each Lender and Security Agent shall have received an Officer’s Certificate to the effect of (A), (B) and (C).

(xii) On the Effective Date and on each Borrowing Date, no action or proceeding shall have been instituted nor shall any action be, to the Actual Knowledge of Borrower or Holdings, threatened before any Governmental Entity, nor has any order, judgment or decree been issued or proposed to be issued by any Governmental Entity to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.

(xiii) On the Effective Date and on each Borrowing Date, after giving effect to the filing of the Financing Statements covering all the security interests created by or pursuant to the Granting Clause of the Security Agreement, Security Agent shall have a duly-perfected first priority security interest in all of Borrower’s right, title and interest in the Collateral, subject only to Permitted Liens.

(xiv) On each Borrowing Date, Security Agent shall have received a duly completed and executed Borrowing Notice with respect to the Borrowing Date for such Advance in compliance with Section 2 hereof.

(xv) On or before each Borrowing Date, Borrower shall have paid to Airframe Manufacturer an amount equal to its Cash Contribution due and payable to Airframe Manufacturer on such Borrowing Date.

(xvi) On the Effective Date and each Borrowing Date, Security Agent shall have received such other documents as it may reasonably request.

(b) Conditions Precedent to Borrower’s Obligations. It is hereby agreed that Borrower’s obligation to borrow the Commitments with respect to each Advance is subject to the satisfaction (or waiver), on or before the Borrowing Date for such Advance of the following conditions:

(i) Borrower shall have received (or waived receipt of) (aa) executed original counterparts of the documents described in Section 4(a)(i) (other than Loan Certificates, as to which it shall have received a copy only) and such documents shall be reasonably satisfactory to Borrower and (bb) such other documents as Borrower may reasonably request from Security Agent or any Lender, unless the failure to receive any such document is the result of any action or inaction by Borrower.

(ii) Each of the conditions in Subsections (ii) and (iv) of Section 4(b) are satisfied or have been waived by Borrower unless the failure of any such condition to be satisfied is the result of any action or inaction by Borrower.

5. REPRESENTATIONS AND WARRANTIES

(a) Borrower Representations and Warranties. Borrower represents and warrants to each Lender and the Security Agent that on the date hereof and on each Borrowing Date:

(i) Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under each of the Operative Agreements to which Borrower is or will be a party. Borrower is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified does not constitute or would not give rise to a Material Adverse Change with respect to Borrower.

(ii) The execution and delivery by Borrower of, and performance by Borrower of its obligations under, this Agreement and the other Operative Agreements to which Borrower is or will be a party, and the Purchase Agreement and the GTA, have been duly authorized by all necessary corporate action on the part of Borrower and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of Borrower, except such as have been duly obtained and are in full force and effect.

(iii) Borrower’s execution and delivery of, and performance of its obligations under, the Operative Agreements to which Borrower is or will be a party, and the Purchase Agreement and the GTA, do not, (1) violate any provision of Borrower’s certificate of incorporation or by-laws, (2) violate any Law applicable to or binding on Borrower, or (3) violate or constitute any default under, or result in the creation of any Lien (other than as permitted under the Security Agreement) upon the Collateral under, any material lease, loan or other agreement to which Borrower is or will be a party or by which Borrower or any of its properties is bound.

(iv) Borrower’s execution and delivery of, and performance of its obligations under, the Operative Agreements to which Borrower is or will be a party, and the Purchase Agreement and the GTA, and the consummation by Borrower of any transactions contemplated hereby or thereby will not require the consent, approval or authorization of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of (1) any trustee or other holder of any debt of Borrower, or (2) any Governmental Entity, other than (x) the Financing Statements (and continuation statements periodically related to the Collateral), (y) filings, recordings, notices, or other ministerial actions pursuant to any routine recording, contractual, or regulatory requirements and (z) the execution and delivery of the Consent and Agreement and the Engine Consent and Agreement by Airframe Manufacturer and Engine Manufacturer, respectively.

(v) Each of the Operative Agreements to which Borrower is a party, and the Purchase Agreement and the GTA, have been, duly authorized, executed, and delivered by Borrower and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, the Operative Agreements and the Purchase Agreement and the GTA, constitute, and on the applicable Borrowing Date, each of the other Operative Agreements to which Borrower is a party will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, and other similar Laws affecting the rights of creditors generally or by general principles of equity.

(vi) Except as set forth in Holdings’ most recent annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K filed by Holdings with the SEC on or prior to December 31, 2005, no action, claim or proceeding is now pending or, to Borrower’s Actual Knowledge, threatened, against Borrower before any Governmental Entity, that is reasonably likely to be determined adversely to Borrower and if determined adversely to Borrower would result in a Material Adverse Change with respect to Borrower, and there is no action, suit or proceeding pending, or to the Actual Knowledge of Borrower threatened, before or by any court, arbitrator or administrative agency, body or official to which Borrower is subject, that questions the validity of the Operative Agreements.

(vii) The financial statements delivered by Borrower pursuant to Section 4(a)(ix) have been prepared in accordance with GAAP and fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such periods, and since the date of such balance sheet, there has been no material adverse change in such financial condition or results of operations, except for matters disclosed in (1) the financial statements referred to above, or (2) any subsequent report filed with the SEC.

(viii) Except for the security interest granted to the Security Agent pursuant to the Security Agreement and except for Permitted Liens, Borrower owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Security Agent, for the ratable benefit of the Lenders, pursuant to this Agreement. On each Borrowing Date, except for the filing of the Financing Statements, no further action, including filing or recording any document (including any financing statement under UCC Article 9) is necessary in order to establish and perfect Security Agent’s first priority Lien on the Collateral, as against Borrower and any other Person, in any applicable jurisdictions in the United States. The security interests granted pursuant to the Security Agreement will, upon completion of the filings of the Financing Statements specified in the prior sentence, constitute valid first priority perfected security interests in all of the Collateral in favor of Security Agent as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of Borrower and any Persons purporting to purchase any Collateral from Borrower in any applicable jurisdiction in the United States. On the date hereof, Borrower’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of Borrower’s chief executive office are as follows:

Jurisdiction of Organization:	Delaware
Identification Number:	2350036
Chief Executive Offices:	9955 AirTran Blvd
Orlando, Florida 32827

(ix) Each of the Purchase Agreement and the GTA are in full force and effect and neither Borrower nor, to the Actual Knowledge of Borrower, either of the Airframe Manufacturer or the Engine Manufacturer is in default of its obligations thereunder. Borrower has delivered to Security Agent a true and complete copy (with sensitive pricing information redacted) of the Purchase Agreement and the GTA, together with all amendments, supplements, modifications and letter agreements relating thereto, except for those letter agreements and provisions of letter agreements specifically excluded from the assignment of the Security Agreement (by virtue of the definitions of “Purchase Agreement” and “GTA”). None of the excluded letter agreements or provisions thereof could have an adverse effect on the rights and privileges of the Security Agent, as assignee, under the non-excluded portions of the Purchase Agreement or GTA. The Borrower has not received any notice from Airframe Manufacturer or Engine Manufacturer claiming that Borrower is in default of any provision under the Purchase Agreement or the GTA or claiming any rights or intent to terminate or cancel any such agreement.

(x) Neither Borrower nor any Person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of any interest in the Collateral, or any of the Loan Certificates, for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or Security to, any Person in violation of the registration requirements of the Securities Act or in violation of the registration requirements of any applicable state or foreign securities Laws.

(xi) Borrower is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940.

(xii) [Intentionally Omitted].

(xiii) No Person acting on behalf of Borrower is or will be entitled to any broker’s fee, commission, or finder’s fee in connection with the transactions contemplated by this Agreement, other than Borrower’s Advisor.

(xiv) Borrower will not directly or indirectly use any of the proceeds from the issuance of the Loan Certificates so as to result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xv) Borrower is not (A) in default under any indenture, mortgage, lease or credit agreement or under any other agreement or instrument of a material nature to which Borrower is now a party or by which it is bound or (B) in violation of any law, order, injunction, decree, rule or regulation applicable to Borrower of any court or administrative body, which violation or default referred to in the preceding clause (A) or (B) (x) would reasonably be expected to result in a Material Adverse Change or (y) would involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien on, the Collateral.

(xvi) Assuming the representations of the Lenders in Section 5(b)(iii) hereof are correct, none of the execution and delivery of this Agreement or any of the Operative Agreements or the consummation of the transactions contemplated herein or therein will involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(xvii) All non-deferrable Advance Payments due prior to the Effective Date have been paid in full by Borrower.

(xviii) Schedule 4 represents the current schedule of non-deferrable Advance Payments due and payable for each Aircraft under the Purchase Agreement.

(b) Lenders’ Representations and Warranties. Each Lender represents and warrants to Borrower on the date hereof and on each Borrowing Date:

(i) This Agreement has been duly authorized, executed, and delivered by it and, assuming the due authorization, execution, and delivery thereof by the other parties hereto, this Agreement constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, and other similar Laws affecting the rights of creditors generally or general principles of equity.

(ii) No Person acting on behalf of it is or will be entitled to any broker’s fee, commission, or finder’s fee in connection with the transactions contemplated by this Agreement (except any such fees which have been paid in full, in the case of Lenders other than BNP Paribas S.A. (acting through its Paris Branch)).

(iii) Either (i) no portion of the funds used by it to purchase the Loan Certificates constitute “plan assets” (within the meaning of the Department of Labor regulations codified at 29 C.F.R. Section 2510.3-101) of any Plan or (ii) the purchase of the Loan Certificates do not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

(iv) Neither it nor any Person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of any interest in the Collateral or any of the Loan Certificates for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or Security to, any Person in violation of the registration requirements of the Securities Act or in violation of the registration requirements of any applicable state or foreign securities Laws.

6. COVENANTS OF BORROWER.

(a) Liens. Borrower will not directly or indirectly create, incur, assume, or suffer to exist any Lien on or with respect to the Collateral, title thereto, or any interest of Borrower therein, except Permitted Liens. Borrower shall promptly, at its own expense, take such action as may be necessary duly to discharge (by bonding or otherwise) any such Lien other than a Permitted Lien arising at any time.

(b) Borrower Merger.

(i) Borrower shall not convey all or substantially all of its assets in one or a series of related transactions to, or consolidate with or merge with or into any other Person under circumstances in which Borrower is not the surviving corporation, unless:

(1) after giving effect to such conveyance, consolidation or merger, such Person is organized, existing, and in good standing under the Laws of the United States, any state of the United States, or the District of Columbia, and, upon consummation of such transaction, such Person will be a U.S. Air Carrier; and

(2) such Person executes and delivers to Security Agent a duly authorized, legal, valid and binding agreement, reasonably satisfactory in form and substance to Security Agent, containing an effective assumption by such Person of the due and punctual performance and observance of each covenant, agreement, and condition in the Operative Agreements to be performed or observed by Borrower, together with customary officer’s certificates and legal opinions in form and substance satisfactory to Security Agent; and

(3) such Person, immediately after giving effect to such conveyance, consolidation or merger, shall have a tangible net worth of not less than the lesser of (aa) Borrower’s tangible net worth (determined in each case in accordance with GAAP) as of the calendar quarter ending March 31, 2006 or (bb) Borrower’s tangible net worth (determined in each case in accordance with GAAP) immediately prior to such conveyance, consolidation or merger;

(4) immediately after giving effect to such conveyance, consolidation or merger, no Event of Default has occurred or is continuing, and

(5) Borrower has at least thirty (30) days prior to such conveyance, consolidation or merger, given written notice of such transaction to Security Agent.

(ii) Upon any such conveyance, consolidation or merger of Borrower with or into any Person in accordance with this Section 6(b), such Person will succeed to, and be substituted for, and may exercise every right and power of, Borrower under the Operative Agreements with the same effect as if such Person had been named as “Borrower” therein. No such conveyance, consolidation or merger shall have the effect of releasing Borrower or such Person from any of the obligations, liabilities, covenants, or undertakings of Borrower under the Operative Agreements.

(c) Corporate Existence, U.S. Air Carrier. Borrower shall at all times maintain its corporate existence, except as permitted by Section 6(b), and shall at all times remain a U.S. Air Carrier.

(d) Notice of Change of Name or Location. Borrower will give to Security Agent timely written notice (but in any event at least thirty (30) days before the expiration of the period of time specified under applicable Law to prevent lapse of perfection) of any change of its name or jurisdiction of organization (as defined in UCC Article 9), and will promptly take any action required by Section 6(e)(2) as a result of such change of name or relocation.

(e) Certain Assurances.

(1) Borrower shall duly execute, acknowledge, and deliver (or cause to be executed, acknowledged, and delivered) all such further documents, and shall do and cause to be done such further things, as Security Agent reasonably requests to accomplish the purposes of the Operative Agreements, provided that any document so executed by Borrower will not expand any obligations or limit any rights of Borrower in respect of any of the Operative Agreements.

(2) Borrower shall, at its own cost, promptly take such action with respect to the recording, filing, re-recording, and re-filing of the Security Agreement, and any supplements thereto, as shall be necessary to continue the perfection and priority of the Lien created by the Security Agreement.

(3) Borrower shall, on each Borrowing Date, subject to the satisfaction (or waiver), on or before the Borrowing Date, of the conditions precedent set forth in Section 4(b), fund the Cash Contribution(s) due and payable to Airframe Manufacturer on such Borrowing Date.

(4) Borrower will cause the Financing Statements and all continuation statements (and any amendments necessitated by any combination, consolidation, or merger of Borrower, or any change in its name or its jurisdiction of organization) in respect of the Financing Statements to be prepared and duly and timely filed and recorded to the extent permitted under the UCC or similar Law of any applicable jurisdiction.

(f) Securities Laws. Neither Borrower nor any Person authorized to act on its behalf will directly or indirectly offer any beneficial interest or Security relating to the ownership of any interest in the Collateral or any of the Loan Certificates, for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or Security to, any Person in violation of the registration requirements of the Securities Act or in violation of the registration requirements of any applicable state or foreign securities Laws.

(g) Financial Information.

(i) Borrower shall provide to Security Agent, (1) copies of the (x) audited financial statements of Holdings for its financial year ended as at December 31, 2006 and for each financial year thereafter as soon as they are available but in any event not later than 120 days after the close of the relevant period and (y) unaudited financial statements of Holdings for each quarterly period as soon as they are available but in any event not later than sixty (60) days after the close of the relevant period. Each financial statement provided hereunder shall have been prepared in accordance with GAAP and each annual financial statement shall be accompanied by an Officer’s Certificate of Borrower, stating that, based on an examination sufficient to enable such officer to make an informed statement, no Default or Event of Default under the Operative Agreements has occurred and is continuing or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by Borrower with respect thereto. Notwithstanding the foregoing to the contrary, if Holdings is subject to, and so long as it is complying with, the reporting requirements under the Securities and Exchange Act of 1934, the timely delivery (or public posting on the website of the Securities Exchange Commission (“SEC”) of a copy of Holdings’ report on Form 10-K (or any successor form) with respect to the relevant year shall satisfy the requirements of clause (x) and the timely delivery (or public posting on the SEC’s website) a copy of Holdings’ report on Form 10Q (or any successor form) for the relevant quarter shall satisfy the requirements of clause (y); and

(ii) Promptly upon the reasonable request of Security Agent (x) such additional financial information and other information regarding Borrower or Holdings that has been publicly disclosed and which Borrower or Holdings releases or otherwise makes available to lessors and/or creditors generally and (y) (i) so long as no Event of Default shall have occurred and be continuing, such other information regarding the Collateral which Borrower generally releases or otherwise makes available to lessors and/or creditors regarding similar property and (ii) if an Event of Default is in existence, such other information (not subject to a confidentiality agreement that prohibits disclosure to the Lenders) regarding the Collateral.

7. LENDER COVENANTS.

(a) Liens. No Lender (1) will directly or indirectly create, incur, assume, or suffer to exist any Lien on all or any part of the Collateral arising as a result of (a) claims against such

Lender not related to its interest in the Collateral or the transactions contemplated by the Operative Agreements or (b) acts of such Lender not permitted by, or the failure of such Lender to take any action required by, the Operative Agreements and (2) will, at its own cost and expense, promptly take such action as is necessary to discharge any such Lien on all or any part of the Collateral attributable to such Lender on all or any part of the Collateral.

8. SECURITY AGENT’S COVENANTS

(a) Liens. Security Agent (1) will not directly or indirectly create, incur, assume, or suffer to exist any Lien on all or any part of the Collateral arising as a result of (a) claims against Security Agent not related to its interest in the Collateral or the transactions contemplated by the Operative Agreements or (b) acts of Security Agent not permitted by, or the failure of Security Agent to take any action required by, the Operative Agreements and (2) will, at its own cost and expense, promptly take such action as is necessary to discharge any such Lien on all or any part of the Collateral attributable to Security Agent on all or any part of the Collateral.

(b) Securities Laws. Security Agent will not offer any beneficial interest or security relating to the ownership of any interest in the Collateral or any of the Loan Certificates for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the registration requirements of the Securities Act or in violation of the registration requirements of any applicable state or foreign securities Laws.

9. ASSIGNMENT OR TRANSFER OF INTEREST

(a) Lenders.

(i) Transfer. Subject to Sections 9(a)(ii) and (iii) below and Section 2.7 of the Security Agreement, any Lender may, at any time, Transfer or grant participations in all or any portion of its Commitment, Loan Certificates or all or any portion of its interest in or represented by its Commitment or Loan Certificates to a Transferee; provided, that any participant in any such participation shall not have any direct rights under the Operative Agreements or any Lien on all or any part of any of the Collateral except that each participant shall be entitled to the benefits of Sections 3(f), 9(c) and 15(k) to the same extent as if it were a Lender and had acquired its interest by Transfer pursuant to this Section 9(a)(i); further provided, no such Transfer or participation shall diminish Borrower’s rights or increase Borrower’s liability or obligations or the amounts thereof (including with respect to withholding Taxes) above (x) in the case of a Transfer, that which would result had any such Transfer not occurred (except to the extent resulting from a change in Law after the date of such Transfer) and (y) in the case of a participation, that which would have resulted had the relevant Lender retained the interest in the Commitment or the Loan Certificates that is the subject of such participation. In the case of any Transfer, the Transferee, by execution and delivery of a Transfer Agreement in connection with such Transfer, shall be bound, to the extent provided therein, by all of the covenants of the transferring Lender in the Operative Agreements. In connection with any Transfer or participation, Section 15 shall continue to apply with respect to any confidential and proprietary information of Borrower and, prior to disclosing such information to a Transferee or participant or potential Transferee or participant, such

Lender shall obtain the agreements of Transferee(s) and such other Persons as contemplated by clause (a) of Section 15. Notwithstanding any provisions of the Operative Agreements to the contrary, no Lender shall be entitled to Transfer or grant participations to any Person in all or any portion of its Commitment, Loan Certificates or all or any portion of its beneficial interest in its Commitment or Loan Certificates, unless such Transfer or participation is in respect of a Commitment amount or an unpaid principal amount that is greater than or equal to Five Million Dollars (US$5,000,000) or if less, the outstanding principal amount of such Loan Certificates or the outstanding amount of such Lender’s Commitment, as the case may be.

(ii) Securities Law. Each Lender agrees that it will not Transfer or grant participations in its Commitment, any Loan Certificate which it holds or any interest in, or represented by, its Commitment or any Loan Certificate which it holds in violation of the registration requirements of the Securities Act or in violation of the registration requirements of any applicable state or foreign securities Laws.

(iii) ERISA. Each Lender agrees that it will not Transfer any Loan Certificates which it holds or any interest in, or represented by any Loan Certificate which it holds unless the proposed Transferee thereof first provides Borrower with a written representation in the applicable Transfer Agreement that either (a) no portion of the funds used by it to purchase such Loan Certificate constitutes “plan assets” (within the meaning of the Department of Labor regulations codified at 29 C.F.R. Section 2510.3-101) of any Plan, or (b) its purchase of such Loan Certificate will not constitute a non-exempt prohibited transaction under Section 4975(c)(1)(A)-(D) of the Code or Section 406(a) of ERISA.

(b) Transfer at Request of Borrower. In the event that Indemnified Withholding Taxes become payable by Borrower pursuant to Section 10(c)(i) hereof with respect to payments by Borrower to a Lender under a Loan Certificate or pursuant to any Operative Agreement and the elimination or sufficient reduction of such Indemnified Withholding Taxes pursuant to a transfer described in the last sentence of such Section 10(c)(i) is not accomplished, such Lender shall, upon the written request of Borrower, sell in accordance with this Section 9 the affected Loan Certificate to a Person identified by Borrower to which payments under the Loan Certificate would not be subject to withholding Taxes under then applicable Law for an amount which, together with any supplemental payment by Borrower in connection with such sale, shall be equal to the par value of such affected Loan Certificate plus accrued but unpaid interest thereon plus any Breakage Amount. In the circumstances required in Section 3(f)(i) and Section 3(g), the affected Lender shall, upon the written request of Borrower, sell in accordance with this Section 9 the affected Loan Certificates to a Person identified by Borrower for an amount which, together with any supplemental payment by Borrower in connection with such sale, shall be equal to the par value of such affected Loan Certificate plus accrued but unpaid interest thereon plus any Breakage Amount. Out-of-pocket costs and expenses, if any, (including reasonable fees and disbursements of counsel) reasonably incurred by a Lender and Security Agent in connection with any such transfer shall be for the account of Borrower.

(c) Federal Reserve Bank. Any Lender may at any time pledge or grant a security interest in its interest in the Loan Certificates it holds and in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant of a security interest to secure obligations to a Federal Reserve Bank, and Section 9(a) shall not apply to any such pledge or grant of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto and; provided, further, that no such pledge or grant shall diminish Borrower’s rights or increase Borrower’s liability or obligations or the amounts thereof (including with respect to withholding Taxes) above that which would result had any such pledge or grant not occurred (except to the extent resulting from a change in Law after the date of such pledge or grant) and that in connection with any such pledge or grant (except to the Federal Reserve Bank, but subject to confidentiality arrangements as are customary in such pledges or grants to the Federal Reserve Bank), Section 14 shall continue to apply with respect to any confidential and proprietary information of Borrower and, prior to disclosing such information to pledgee or grantee, Lender shall obtain the agreements of pledgee(s), grantee(s) and such other Persons as contemplated by clause (b) of Section 14.

(d) Effect of Transfer; Costs. Upon any Transfer in accordance with Section 9(a), the Transferee shall be deemed a “Lender” for all purposes of the Operative Agreements, and the transferring Lender shall be released from all of its liabilities and obligations with respect to such transferred Loan Certificate under the Operative Agreements to the extent such liabilities and obligations arise with respect to the period after such Transfer (or as otherwise agreed between the transferring Lender and the Transferee) and, in each case, to the extent such liabilities and obligations are assumed by the Transferee; provided, that such transferring Lender (and its Affiliates, successors, assigns, agents, representatives, directors, and officers) will continue to have the benefit of any rights or indemnities under any Operative Agreement vested or relating to circumstances, conditions, acts, or events before such Transfer (or as otherwise agreed between the transferring Lender and the Transferee). The transferring Lender agrees that it shall reimburse, or shall cause the Transferee to reimburse, Borrower and Security Agent for all of their reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with any such Transfer.

10. INDEMNITIES

(a) General Indemnity.

(i) Whether or not any of the transactions contemplated by this Agreement are consummated, Borrower shall indemnify, protect, defend, and hold harmless each Indemnitee from, against, and in respect of, and shall pay on an After-Tax Basis, any and all Expenses of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Indemnitee, relating to, resulting from, or arising out of or in connection with any one or more of the following:

(1) the Operative Agreements or any of the transactions contemplated hereby or thereby or the enforcement of any of the Operative Agreements during the existence of a Default;

(2) (aa) any claim or penalty arising out of violations of applicable Laws by Borrower, (bb) any Liens in respect of the Collateral, (cc) tort liability whether or not arising out of the negligence of any Indemnitee (whether active, passive or imputed) and (dd) the offer, sale or delivery by Borrower of any Loan Certificates issued on any Borrowing Date; and

(3) any breach of or failure to perform or observe, or any other noncompliance with, any covenant, agreement, or other obligation to be performed by Borrower under any Operative Agreement to which it is party or the falsity of any representation or warranty of Borrower in any Operative Agreement to which it is party, including, without limitation, any Default or Event of Default under any of the Operative Agreements.

(ii) Notwithstanding anything in Section 10(a)(i), Borrower shall not be required to indemnify, protect, defend, or hold harmless any Indemnitee pursuant to Section 10(a)(i) against any Expense of such Indemnitee:

(1) for any Taxes or a loss of Tax Benefit, whether or not Borrower is required to indemnify therefor pursuant to Section 10(c);

(2) to the extent attributable to any Transfer (voluntary or involuntary) by or on behalf of such Indemnitee of any Loan Certificate, Commitment or interest therein, except as a result of any such Transfer requested in writing by Borrower or made or effected as required by or pursuant to the terms of the Operative Agreements or made or effected in connection with or pursuant to the exercise of remedies under any Operative Agreement;

(3) to the extent attributable to the gross negligence or willful misconduct of such Indemnitee or any “Related Indemnitee” (as defined at the end of this Section 10(a)(ii)) (other than gross negligence or willful misconduct imputed to such Person solely by reason of its interest in the Collateral or being a party to any Operative Agreement);

(4) to the extent attributable to the incorrectness or breach of any representation or warranty of such Indemnitee or any Related Indemnitee, contained in or made pursuant to any Operative Agreement;

(5) to the extent attributable to the failure, by such Indemnitee or any Related Indemnitee, to perform or observe any express agreement, covenant, or condition on its part to be performed or observed in any Operative Agreement;

(6) to the extent attributable to the offer or sale, by such Indemnitee or any Related Indemnitee, of any interest in the Loan Certificates, or its Commitment, in violation of the registration requirements of the Securities Act or in violation of the registration requirements of any applicable state or foreign securities Laws (other than any thereof caused by acts or omissions of Borrower);

(7) to the extent attributable to Security Agent’s failure to distribute funds received and distributable by it in accordance with the Operative Agreements;

(8) other than during the existence of an Event of Default, to the extent attributable to the authorization or giving or withholding of any future amendments, supplements, waivers, or consents with respect to any Operative Agreement, other than any requested by Borrower or required by or made pursuant to the terms of the Operative Agreements (unless such requirement results from the actions of an Indemnitee not required by or made pursuant to the Operative Agreements);

(9) to the extent attributable to any amount which any Indemnitee expressly agrees to pay or such Indemnitee expressly agrees shall not be paid by or be reimbursed by Borrower;

(10) to the extent that it is an ordinary and usual operating or overhead expense;

(11) for any Lien attributable to such Indemnitee or any Related Indemnitee that Borrower is not obligated to discharge under the Operative Agreements;

(12) if another provision of an Operative Agreement specifies the extent of Borrower’s responsibility or obligation with respect to such Expense, to the extent arising from a cause other than Borrower’s failure to comply with such specified responsibility or obligation; or

(13) to the extent imposed on an Indemnitee as a result of any non-exempt “prohibited transaction” under 406(a) of ERISA or Section 4975(c)(1) of the Code caused by such Indemnitee.

For purposes of this Section 10(a), a Person shall be considered a “Related Indemnitee” of an Indemnitee if that Person is an Affiliate or employer of such Indemnitee, a director, officer, employee, agent, or servant of such Indemnitee or any such Affiliate.

(iii) The provisions of this Section 10(a) constitute a separate agreement with respect to each Indemnitee, and is enforceable directly by each such Indemnitee.

(iv) If an Indemnitee makes a claim for any Expense indemnifiable under this Section 10(a), such Indemnitee shall give prompt written notice thereof to Borrower. Notwithstanding the foregoing, any Indemnitee’s failure to notify Borrower as provided in this Section 10(a)(iv), or in Section 10(a)(v), shall not release Borrower from any of its obligations to indemnify such Indemnitee hereunder, except to the extent that such failure results in an additional Expense to Borrower (in which event Borrower shall not be responsible for such additional Expense) or materially impairs Borrower’s ability to contest such claim.

(v)

(1) If any action, suit, or proceeding for which Borrower is responsible under this Section 10(a) is brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower may, at its expense, participate in and, to the extent that it so desires (subject to the provisions of the following paragraph), assume and control the defense thereof and, subject to Section 10(a)(v)(3), settle or compromise it.

(2) Borrower or its insurer(s) shall have the right, at its or their cost and expense, to investigate and the right in Borrower’s sole discretion, acting through counsel reasonably satisfactory to the respective Indemnitee, if Borrower has acknowledged in writing that it will indemnify such Indemnitee for such Expense (except that such acknowledgment does not apply if it is determined that Borrower is not liable hereunder), (A) in any judicial or administrative proceeding that involves an Expense and other claims which do not involve such Indemnitee, to assume responsibility for and control of the defense thereof, (B) in any judicial or administrative proceeding that involves an Expense and other claims against such Indemnitee related or unrelated to the transactions contemplated by the Operative Agreements, (x) to assume responsibility for and control of the defense of such Expense to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance) or (y) if such Expense is not severable from other claims that are material to such Indemnitee in relation to the Loan Certificates held by such Indemnitee, to assume responsibility for and control of the defense of such Expense if such assumption would not, in such Indemnitee’s reasonable judgment, prejudice or impair in any material respect, such Indemnitee’s management of such other claims and (C) in any other case, to be consulted by such Indemnitee and in which case such Indemnitee agrees to cooperate with reasonable requests of Borrower, each such request at Borrower’s cost and expense, with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at Borrower’s cost and expense, to participate therein. The Indemnitee may participate at its own cost and expense and with its own counsel in any judicial proceeding controlled by Borrower pursuant to the preceding provisions; provided that such Indemnitee’s participation does not, in Borrower’s reasonable judgment, prejudice or impair in any material respect the defense and management of such case. Borrower shall not be entitled to control the defense of any such action, suit, or proceeding, or to compromise any such Expense (and the relevant Indemnitee shall be entitled to assume such control), while (a) any Event of Default exists, (b) if such proceedings will involve a material risk of the sale, forfeiture, or loss of, or the creation of any Lien (other than Permitted Lien) on the Collateral, unless Borrower shall have posted a bond or other security or collateral reasonably satisfactory to such Indemnitee in respect to such risk or (c) if such proceedings are likely to entail any risk of criminal liability or material risk of civil liability being imposed on such Indemnitee that, in the case of civil liability in the reasonable opinion of such Indemnitee, adversely affects in any material respect the business reputation of such Indemnitee or if, in the reasonable opinion of such Indemnitee, control by Borrower would be inappropriate due to a conflict of interest.

(3) In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Expense without Borrower’s prior written consent (which shall not be unreasonably withheld or delayed), unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 10(a) or is required by Law to do so.

(4) To the extent that any Expense indemnified by Borrower hereunder may be covered by insurance maintained by Borrower, at Borrower’s expense, each Indemnitee agrees to cooperate with all reasonable requests of insurers in the exercise of their rights to investigate, defend, or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense.

(5) If an Indemnitee is not a party to this Agreement, Borrower may require such Indemnitee to agree in writing to the terms of this Section 10(a) and Section 12 before making any payment to such Indemnitee under this Section 10.

(6) Nothing in this Section 10(a)(v) shall require an Indemnitee to assume responsibility for or control of any judicial proceeding with respect thereto.

(vi) Borrower will promptly provide the relevant Indemnitee with such information not within the control of such Indemnitee (but in Borrower’s control or reasonably available to Borrower) which such Indemnitee reasonably requests, and will otherwise cooperate with such Indemnitee so as to enable such Indemnitee to fulfill its obligations under Section 10(a)(v). The Indemnitee shall promptly supply Borrower with such information not within the control of Borrower (but in such Indemnitee’s control or reasonably available to such Indemnitee) which Borrower reasonably requests to control or participate in any proceeding to the extent permitted by Section 10(a)(v).

(vii) Upon payment in full by or on behalf of Borrower of any indemnity provided for under this Agreement, Borrower, without any further action and to the full extent permitted by Law, will be subrogated to all rights and remedies of the Person indemnified (other than with respect to any of such Indemnitee’s insurance policies or in connection with any indemnity claim of such Indemnitee under Section 11(d)) in respect of the matter as to which such indemnity was paid. Each Indemnitee will give such further assurances or agreements and cooperate with Borrower to permit Borrower to pursue such claims, to the extent reasonably requested by Borrower and at Borrower’s expense.

(viii) If an Indemnitee receives any refund from any party other than Borrower or its insurers, in whole or in part, with respect to any Expense paid by Borrower hereunder, that Indemnitee will promptly pay such amount refunded (but not an amount in excess of the amount Borrower or any of its insurers has paid in respect of such Expense) over to Borrower, unless a Default or Event of Default exists, in which case such amount shall be paid over to Security Agent to hold as security for Borrower’s obligations under the relevant Operative Agreements until such time as such Default or

Event of Default no longer exists, in which case such amount and any gain realized as a result of investments required to be made pursuant to Article 6 of the Security Agreement (except to the extent theretofore applied as provided in the Security Agreement) shall be paid over to Borrower.

(b) Expenses. Except as otherwise provided with respect to particular matters in the Operative Agreements, Borrower shall pay all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) incurred by Security Agent in connection with any waiver, consent or approval or amendment or modification of any Operative Agreement requested by Borrower and each Lender agrees that it shall reimburse Borrower and Security Agent for all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) incurred by Borrower and Security Agent in connection with any waiver, consent or approval or amendment or modification of any Operative Agreement requested by it.

(c) General Tax Indemnity.

(i) Withholding Taxes. Except as provided in Section 10(c)(i), Borrower agrees that each payment paid by Borrower under the Loan Certificates, and any other payment or indemnity paid by Borrower to a Lender under any Operative Agreement, shall be free of all withholdings or deductions with respect to Taxes of any nature unless the withholding or deduction is required by law, and if any such withholding or deduction for any such payment is required by applicable Law, (1) all such withholdings or deductions shall be made as provided in Section 2.3 of the Security Agreement, (2) if and to the extent that all or any portion of the required withholdings or deductions constitutes Indemnified Withholding Taxes, the amount payable by Borrower shall be increased so that, after making all required withholdings or deductions, such Lender receives the same amount that it would have received had no such withholdings or deductions with respect to such Indemnified Withholding Taxes been made, with the amount payable by Borrower with respect to such Indemnified Withholding Taxes being calculated on an After-Tax Basis, and (3) Borrower or Security Agent, as the case may be, shall pay the full amount withheld or deducted to the relevant Taxing Authority in accordance with applicable law. The term “Indemnified Withholding Taxes” shall mean, with respect to any Loan Certificate, withholding taxes imposed by any Government, other than United States withholding Taxes imposed as of the time the Lender owning such Loan Certificate became a Lender (except to the extent that (i) such Lender acquired such Loan Certificate by assignment from another Lender and (ii) immediately prior to such assignment Borrower was paying additional amounts to the assigning Lender pursuant to this Section 10(c)(i) with respect to United States withholding Taxes that were Indemnified Taxes). For the avoidance of doubt, in the event that the amount of United States withholding Taxes payable with respect to a Loan Certificate changes after the date the Lender owning such Loan Certificate became a Lender, such United States withholding Taxes shall constitute Indemnified Withholding Taxes only to the extent that, as the result of a change in U.S. federal tax law or regulation or the interpretation thereof or a change in a tax treaty to which the United States is a party, in each case that occurs after the date the Lender owing such Loan Certificates becomes a Lender, such withholding Taxes become applicable with respect to a payment by Borrower to the

Lender (if none had previously been imposed or required) or the rate applicable to a previously imposed or required withholding Tax is increased. In the event that Indemnified Withholding Taxes become payable by Borrower as provided above, the Lender will use commercially reasonable efforts to transfer the Loan Certificates to another jurisdiction that is mutually acceptable to Borrower and such Lender so that either (1) no such Indemnified Withholding Taxes would be applicable to subsequent payments to such Lender following such transfer (taking into account the provisions of Treas. Reg. § 1.881-3 and the limitation on benefits provisions of any applicable tax treaty) or (2) the rate of the Indemnified Withholding Taxes applicable to subsequent payments to such Lender following such transfer (taking into account the provisions of Treas. Reg. § 1.881-3 and the limitation on benefits provisions of any applicable tax treaty) would not exceed the rate of the Indemnified Withholding Taxes applicable to payments to such Lender prior to such transfer and, in the case of United States withholding Taxes, the applicable change in U.S. federal tax law or regulation or the interpretation thereof or change in tax treaty; provided that such Lender shall not be required to transfer the Loan Certificates as provided above in this sentence if such transfer would cause such Lender to suffer economic, legal or regulatory disadvantage that is not indemnified by Borrower in a manner reasonably acceptable to such Lender; and provided further, that nothing in this sentence shall affect or postpone any of the obligations of Borrower or the rights of such Lender pursuant to this Section 10(c)(i) prior to such transfer of the affected Loan Certificates.

(ii) General Tax Indemnity. Except as provided in Section 10(c)(iii) and whether or not any of the transactions contemplated hereby are consummated, Borrower shall pay, indemnify, protect, defend, and hold harmless each Tax Indemnitee from all Taxes imposed by any Taxing Authority imposed on or asserted against any Tax Indemnitee or the Collateral, or any interest in any of the foregoing (whether or not indemnified against by any other Person), upon or with respect to the Operative Agreements or the transactions or payments contemplated thereby, including any Tax imposed upon or with respect to (x) the Collateral or (y) interest, fees, or other income, proceeds, receipts, or earnings, whether actual or deemed, arising upon, in connection with, or in respect of any of the Operative Agreements (including the property or income or other proceeds with respect to property held as part of the Collateral) or the transactions contemplated thereby.

(iii) Certain Exceptions. The provisions of Sections 10(c)(i) and 10(c)(ii) shall not apply to, and Borrower shall have no liability hereunder for, Taxes:

(1) imposed on a Tax Indemnitee by any Taxing Authority or governmental subdivision thereof or therein (aa) on, based on, or measured by gross or net income or gross or net receipts, including capital gains taxes, excess profits taxes, minimum taxes from tax preferences, alternative minimum taxes, branch profits taxes, accumulated earnings taxes, personal holding company taxes, succession taxes and estate taxes, and any withholding taxes on, based on, or measured by gross or net income or receipts, or (bb) on, or with respect to, or measured by capital or net worth or in the nature of a franchise tax or a tax for the privilege of doing business (other than, in the case of clause (aa) or (bb), (y) sales, use, license, or property Taxes, or (z) any Taxes imposed by any Taxing Authority (other than a Taxing Authority within whose jurisdiction such Tax Indemnitee (i) is incorporated or organized or maintains its principal place of business or (ii) maintains a permanent establishment in the United States, if and to the extent that the income, receipts or gains to which such Taxes relate are effectively connected with such permanent establishment, other than by reason of a change in law occurring after the date such Tax Indemnitee acquires an interest in the Commitment or a Loan Certificate.) if such Tax Indemnitee would not have been subject to Taxes of such type by such jurisdiction but for a Borrower Connection to that jurisdiction;

(2) on, with respect to, or measured by any trustee fees, commissions, or compensation received by Security Agent;

(3) that are being contested as provided in Section 10(c)(iv);

(4) imposed on any Tax Indemnitee to the extent that such Taxes result from the gross negligence or willful misconduct of such Tax Indemnitee or any Affiliate thereof;

(5) imposed on or with respect to a Tax Indemnitee (including the transferee in those cases in which the Tax on transfer is imposed on, or is collected from, the transferee) as a result of a transfer or other disposition (including a deemed transfer or disposition) by such Tax Indemnitee or a related Tax Indemnitee of any interest in the Collateral, any interest arising under the Operative Agreements, or any Loan Certificate, or as a result of a transfer or disposition (including a deemed transfer or disposition) of any interest in a Tax Indemnitee (other than (1) a substitution or replacement of the Collateral by a Borrower Person that is treated for Tax purposes as a transfer or disposition, or (2) a transfer pursuant to an exercise of remedies upon a then-existing Event of Default);

(6) in excess of those that would have been imposed had there not been a transfer or other disposition described in Section 10(c)(iii)(6) (other than clause (x), (y) or (z) thereof) by or to such Tax Indemnitee or a related Tax Indemnitee (except to the extent resulting from a change in Law after the date of such transfer or disposition);

(7) consisting of any interest, penalties, or additions to tax imposed on a Tax Indemnitee as a result (in whole or in part) of a failure of such Tax Indemnitee or a related Tax Indemnitee to file any return properly and timely, unless such failure is caused by Borrower’s failure to fulfill its obligations (if any) under Section 10(c)(vii) with respect to such return;

(8) resulting from, or that would not have been imposed but for, any Liens arising as a result of claims against, or acts or omissions of, or otherwise attributable to such Tax Indemnitee or a related Tax Indemnitee that Borrower is not obligated to discharge under the Operative Agreements;

(9) imposed on any Tax Indemnitee as a result of the breach by such Tax Indemnitee or a related Tax Indemnitee of any covenant of such Tax Indemnitee or any Affiliate thereof contained in any Operative Agreement or the inaccuracy of any representation or warranty by such Tax Indemnitee or any Affiliate thereof in any Operative Agreement;

(10) in the nature of an intangible or similar Tax upon or with respect to the value or principal amount of the interest of any Lender in any Loan Certificate or the loan evidenced thereby, but only if such Taxes are in the nature of franchise Taxes or result from the conduct of business by such Tax Indemnitee in the taxing jurisdiction and are imposed because of the place of incorporation or the activities unrelated to the Transactions in the Taxing Jurisdiction of such Tax Indemnitee;

(11) imposed on a Tax Indemnitee by a Taxing Authority, to the extent that such Taxes result from a connection between the Tax Indemnitee or a related Tax Indemnitee and such jurisdiction imposing such Tax unrelated to the Transactions; or

(12) to the extent imposed on an Indemnitee as a result of any non-exempt “prohibited transaction” under 406(a) of ERISA or Section 4975(c)(1) of the Code caused by such Indemnitee.

For purposes hereof, a Tax Indemnitee and any other Tax Indemnitees who are successors, assigns, agents, or Affiliates of such Tax Indemnitee shall be related Tax Indemnitees.

(iv) Payment.

(1) Borrower’s indemnity obligation to a Tax Indemnitee under this Section 10(c) shall equal the amount which, after taking into account any Tax imposed upon the receipt or accrual of the amounts payable under this Section 10(c) and any Tax Benefits realized by such Tax Indemnitee as a result of the indemnifiable Tax (including any benefits realized as a result of such Tax Indemnitee’s use of an indemnifiable Tax as a credit against Taxes not indemnifiable under this Section 10(c)), shall equal the amount of the Tax indemnifiable under this Section 10(c).

(2) At Borrower’s request, in the event there is a dispute with respect to the computation of the amount of any indemnity payment owed by Borrower or any amount owed by a Tax Indemnitee to Borrower pursuant to this Section 10(c) (including, without limitation, whether a Tax refund has been received that a Tax Indemnitee would be required to pay to Borrower pursuant to Section 10(c)(vi) and whether a Tax Benefit has been realized that a Tax Indemnitee would be required to pay to Borrower pursuant to Section 10(c)(iv)(5))such computation shall be verified and certified by an independent public accounting firm selected by such Tax Indemnitee and reasonably satisfactory to Borrower. Each Tax Indemnitee shall upon request provide to such accounting firm such information in such Tax Indemnitee’s possession or control as is reasonably necessary (which such determination is in such accounting firm’s sole discretion, exercised in good faith), for the performance of such verification (subject to the accounting firm’s execution and delivery of a confidentiality agreement in form and substance reasonably acceptable to the Tax Indemnitee); provided, however, that in no event shall the tax returns, filings and confidential work papers of such Tax Indemnitee be required to be disclosed (provided that the disclosure of information set forth in such tax returns, filings and confidential work papers) (as distinct from such returns, filings and work papers, shall be provided and shall not be protected from disclosure if needed for the verification of the computation of such indemnity payment or such other amount owed to Borrower). For the avoidance of doubt, in no event shall Borrower have the right to receive any information provided to the accounting firm pursuant to the prior sentence. Such verification shall be binding. The costs of such verification (including the fee of such public accounting firm) shall be borne by Borrower unless such verification results in an adjustment in Borrower’s favor that exceeds the greater of (A) 7.5% of the net present value of the payment as computed by such Tax Indemnitee or (B) $15,000, in which case the costs shall be paid by such Tax Indemnitee.

(3) Each Tax Indemnitee shall provide Borrower with such certifications, and such information and documentation in such Tax Indemnitee’s possession or control, and Borrower reasonably requests to minimize any indemnity payment pursuant to this Section 10(c).

(4) Each Tax Indemnitee shall promptly forward to Borrower any written notice, bill, or advice that such Tax Indemnitee receives from any Taxing Authority concerning any Tax for which it seeks indemnification under this Section 10(c). Borrower shall pay any amount for which it is liable pursuant to this Section 10(c) directly to the appropriate Taxing Authority if legally permissible, or, upon demand of a Tax Indemnitee, to such Tax Indemnitee within thirty (30) days of such demand (or, if a contest occurs in accordance with Section 10(c)(v), within thirty (30) days after a Final Determination (as defined below)), but in no event more than three (3) Business Days before the related Tax is due. If requested by a Tax Indemnitee in writing, Borrower shall furnish to the appropriate Tax Indemnitee the original or a certified copy of a receipt for Borrower’s payment of any Tax paid by Borrower (if such a receipt is reasonably obtainable from the applicable Taxing Authority), or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee. Borrower shall also furnish promptly upon written request such data as any Tax Indemnitee reasonably requires to enable such Tax Indemnitee to comply with the requirements of any taxing jurisdiction, unless such data are not within the possession or control of Borrower or (unless such data are specifically requested by a Taxing Authority) are not customarily furnished by U.S. domestic air carriers under similar circumstances. For purposes of this Section 10(c), a “Final Determination” is (1) a decision, judgment, decree, or other order by any court of competent jurisdiction that occurs pursuant to the provisions of Section 10(c)(v), which decision, judgment, decree, or other order has become final and unappealable, (2) a closing agreement or settlement agreement entered into in accordance with Section 10(c) (v) that has become binding and is not subject to further review or appeal (absent fraud, misrepresentation, etc.), or (3) the termination of administrative proceedings and the expiration of the time for instituting a claim in a court proceeding.

(5) If any Tax Indemnitee actually realizes a Tax Benefit by reason of any Tax paid or indemnified by Borrower pursuant to this Section 10(c) (whether such Tax Benefit arise by means of a foreign tax credit, depreciation or cost recovery deduction, or otherwise), and such savings is not otherwise taken into account in computing such payment or indemnity, such Tax Indemnitee shall pay to Borrower an amount equal to the lesser of (1) the amount of such tax savings, plus any additional tax savings recognized as the result of any payment made pursuant to this sentence, and (2) the amount of all payments pursuant to this Section 10(c) by Borrower to such Tax Indemnitee (less any payments previously made by such Tax Indemnitee to Borrower pursuant to this Section 10(c) (iv)(5)) (and the excess, if any, of the amount described in clause (1) over the amount described in clause (2) shall be carried forward and applied to reduce pro tanto any subsequent obligations of Borrower to make payments to such Tax Indemnitee pursuant to this Section 10(c)); provided, that such Tax Indemnitee shall not be required to make any payment pursuant to this sentence so long as an Event of Default of a monetary nature exists. If a Tax Benefit is later disallowed or denied, the disallowance or denial shall be treated as a Tax indemnifiable under Section 10(c)(ii) without regard to the provisions of Section 10(c)(iii) (other than Section 10(c)(iii)(5), (8) or (10)). Each such Tax Indemnitee shall in good faith use reasonable efforts in filing its tax returns and in dealing with Taxing Authorities to seek and claim any such Tax Benefit; provided that, notwithstanding the foregoing, the positions taken by such Tax Indemnitee on its Tax returns and filings, and, subject to the provisions of Section 10(c)(v) hereof, in any Tax proceedings shall be within the sole, good-faith discretion of such Tax Indemnitee and, subject to the provisions of Section 10(c)(iv)(2) hereof, no Person shall have the right to require disclosure of the Tax returns or filings of such Tax Indemnitee.

(v) Contest.

(1) If a written claim is made against a Tax Indemnitee for Taxes with respect to which Borrower could be liable for payment or indemnity hereunder, or if a Tax Indemnitee determines that a Tax is due for which Borrower could have an indemnity obligation hereunder, such Tax Indemnitee shall promptly notify Borrower in writing of such claim (provided, that failure so to notify Borrower shall not relieve Borrower of its indemnity obligations hereunder except to the extent that such failure increases the amount of Taxes subject to such claim as the result of the imposition of penalties or interest or unless the failure to notify effectively forecloses Borrower’s rights to successfully contest such claim), and shall take no action with respect to such claim without Borrower’s prior written consent for thirty (30) days following Borrower’s receipt of such notice. In addition, such Tax Indemnitee shall (provided that Borrower shall have agreed to keep such information confidential other than to the extent necessary in order to contest the claim) furnish Borrower with copies of any requests for information from any Taxing Authority relating to such Taxes with respect to which Borrower may be required to indemnify hereunder. If requested by Borrower in writing within thirty (30) days after its receipt of such notice, such Tax Indemnitee shall, at Borrower’s expense (including all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ and accountants’ fees and disbursements incurred in connection with, and reasonably allocable to, the contest of such Tax), in good faith contest (or, if permitted by applicable law and to the extent provided below, allow Borrower to contest) through appropriate administrative and judicial proceedings the validity, applicability, or amount of such Taxes by (x) resisting payment thereof, (y) not paying the Taxes except under protest if protest is necessary and proper, or (z) if the payment is made, using reasonable efforts to obtain a refund thereof in an appropriate administrative or judicial proceeding (with the determination of which alternative to be used made in the sole discretion of the party controlling the contest). If requested to do so by Borrower, the Tax Indemnitee shall appeal any adverse administrative or judicial decision, except that the Tax Indemnitee shall not be required to pursue any appeals to the United States Supreme Court. Borrower shall have the right, at its cost and expense, (A) in any judicial or administrative proceeding that involves an indemnified Tax and other Taxes which do not involve such Tax Indemnitee, to assume responsibility for and control of the defense thereof, (B) in any judicial or administrative proceeding that involves an indemnified Tax and other Taxes asserted against such Tax Indemnitee related or unrelated to the transactions contemplated by the Operative Agreements, (x) to assume responsibility for and control of the defense of such indemnified Tax to the extent that the same may be and is severed from such other claims (and such Tax Indemnitee shall use its reasonable efforts to obtain such severance) or (y) if such indemnified Tax is not severable from other claims with respect to Taxes asserted against such Tax Indemnitee that are material to such Tax Indemnitee, to assume responsibility for and control of the defense of such indemnified Tax if such assumption would not, in such Tax Indemnitee’s reasonable judgment, prejudice or impair in any material respect, such Tax Indemnitee’s management of such other claims and (C) in any other case, to be consulted by such Tax Indemnitee and in which case such Tax Indemnitee agrees to cooperate with reasonable requests of Borrower, each such request at Borrower’s cost and expense, with respect to judicial proceedings subject to the control of such Tax Indemnitee and to be allowed, at Borrower’s cost and expense, to participate therein. The Tax Indemnitee may participate at its own cost and expense and with its own counsel in any judicial proceeding controlled by Borrower pursuant to the preceding provisions; provided that such Tax Indemnitee’s participation does not, in Borrower’s reasonable judgment, prejudice or impair in any material respect the defense and management of such case. Borrower shall not be entitled to control the defense of any such judicial or administrative proceeding (and the relevant Tax Indemnitee shall be entitled to assume such control) if such proceedings are likely to entail any risk of criminal liability or material risk of civil liability being imposed on such Tax Indemnitee that, in the case of civil liability in the reasonable opinion of such Tax Indemnitee, adversely affects in any material respect the business reputation of such Tax Indemnitee or if, in the reasonable opinion of such Tax Indemnitee, control by Borrower would be inappropriate due to a conflict of interest. A Tax Indemnitee shall not fail to take any action expressly required by this Section 10(c)(v) (including any action regarding any appeal of an adverse determination with respect to any claim) or settle or compromise any claim without Borrower’s prior written consent (except as contemplated by Sections 10(c)(v)(2) or (3), which consent may not be unreasonably withheld).

(2) Notwithstanding the foregoing, in no event shall a Tax Indemnitee be required to pursue any contest (or to permit Borrower to pursue any contest) unless (1) Borrower agrees to pay such Tax Indemnitee on demand all reasonable out-of-pocket costs and expenses that such Tax Indemnitee incurs in connection with contesting such Taxes, including all reasonable out-of-pocket costs and expenses and reasonable attorneys’ and accountants’ fees and disbursements, in each case, to the extent reasonably allocable to the contest of such Taxes, (2) if such contest involves the payment of the claim, Borrower advances the amount thereof (to the extent indemnified hereunder) that is required to be paid before commencing the contest on an interest-free After-Tax Basis to such Tax Indemnitee (and such Tax Indemnitee shall promptly pay to Borrower any net realized Tax Benefits resulting from such advance, including any Tax Benefits resulting from making such payment), (3) the action to be taken will not result in any material risk of forfeiture, sale, or loss of the Collateral (unless Borrower makes provisions to protect the interests of any such Tax Indemnitee in a manner reasonably satisfactory to such Tax Indemnitee) (provided, that such Tax Indemnitee shall notify Borrower in writing promptly after it becomes aware of any such risk), (4) no Event of Default exists, unless Borrower has provided security for its obligations hereunder by advancing to such Tax Indemnitee, before proceeding or continuing with such contest, the amount of the Tax being contested, plus any interest and penalties and an amount estimated in good faith by such Tax Indemnitee for expenses, and (5) Borrower has acknowledged in writing its obligations to indemnify the Tax Indemnitee for the Tax to be contested; provided, however, that Borrower will not be bound by the acknowledgment of liability if the contest is resolved on a basis that clearly establishes that Borrower would not have been liable to the Tax Indemnitee under this Agreement in the absence of such acknowledgment. Notwithstanding the foregoing, if any Tax Indemnitee releases, waives, compromises, or settles any claim that may be indemnifiable by Borrower pursuant to this Section 10(c) without Borrower’s written permission (which permission may not be unreasonably withheld), Borrower’s obligation to indemnify such Tax Indemnitee with respect to such claim (and all directly-related claims, and claims based on the outcome of such claim) shall terminate, and such Tax Indemnitee shall repay to Borrower any amount previously paid or advanced to such Tax Indemnitee with respect to such claim, plus interest at the rate that would have been payable by the relevant Taxing Authority on a refund of such Tax.

(3) Notwithstanding anything contained in this Section 10(c), a Tax Indemnitee will not be required to contest the imposition of any Tax, and shall be permitted to settle or compromise any claim without Borrower’s consent, if such Tax Indemnitee (1) waives its right to indemnity under this Section 10(c) with respect to such Tax (and any directly-related claim, and any claim the outcome of which is determined based upon the outcome of such claim), and (2) pays to Borrower any amount previously paid or advanced by Borrower pursuant to this Section 10(c) with respect to such Tax, plus interest at the rate that would have been payable by the relevant Taxing Authority on a refund of such Tax.

(vi) Refund. If in the ordinary course of administering its Tax affairs any Tax Indemnitee determines or discovers the existence of a refund, or that such Tax Indemnitee is entitled to a credit against other liability, which such refund or credit is in whole or in part directly attributable to any Taxes paid, reimbursed, or advanced by Borrower pursuant to Section 10(c), such Tax Indemnitee shall pay to Borrower within 30 days of such receipt an amount equal to the lesser of (a) the amount of such refund or credit that is directly attributable to Taxes paid, reimbursed or advanced by Borrower plus any net tax benefit (taking into account any Taxes incurred by such Tax Indemnitee by reason of the receipt of such refund or realization of such credit) actually realized by such Tax Indemnitee as a result of any payment by such Tax Indemnitee made pursuant to this sentence (including this clause (a)), and (b) such tax payment, reimbursement, or advance by Borrower to such Tax Indemnitee theretofore made pursuant to this Section 10(c) (and the excess, if any, of the amount described in clause (a) over the amount described in clause (b) shall be carried forward and applied to reduce pro tanto any subsequent obligation of Borrower to make payments to such Tax Indemnitee pursuant to this Section 10(c)). If, in addition to such refund or credit, such Tax Indemnitee receives (or is credited with) an amount representing interest on the amount of such refund or credit, such Tax Indemnitee shall pay to Borrower within thirty (30) days after receiving or realizing such credit that proportion of such interest fairly attributable to Taxes paid, reimbursed, or advanced by Borrower before the receipt of such refund or realization of such credit. If a Tax Indemnitee pays Borrower any amount under this Section 10(c)(vi) and if and to the extent that it is subsequently determined pursuant to a contest conducted in accordance with Section 10(c)(v) that such Tax Indemnitee was not entitled to the refund for which such Tax Indemnitee made such payment to Borrower, such determination shall be treated as the imposition of a Tax for which Borrower is obligated to indemnify such Tax Indemnitee pursuant to the provisions of Section 10(c)(ii), without regard to the provisions of Section 10(c)(iii) (other than Section 10(c)(iii)(5), (8) or (10)). Notwithstanding anything to the contrary herein, if Borrower provides a Tax Indemnitee with a written notice setting forth facts and circumstances which create a reasonable possibility of a refund of (or a credit against other liability with respect to) an indemnified Tax, such Tax Indemnitee shall make a determination as to whether it has received such a refund (or is entitled to such a credit). If a Tax Indemnitee determines that it has received such a refund (or is entitled to such a credit) it shall pay such refund (or the amount of such credit) to Borrower in accordance with the terms of this Section

10(c)(vi). For the avoidance of doubt, in no event shall any Tax Indemnitee be required to make available any of its Tax Documents (or any other information related to its Taxes it deems confidential), to Borrower or any other Person (except as provided in Section 10(c)(iv)(2) of this Agreement).

(vii) Tax Filing. Borrower shall timely file any report, return, or statement that is required to be filed with respect to any Tax which is subject to indemnification under this Section 10(c) (except for any such report, return, or statement which a Tax Indemnitee has timely notified Borrower in writing that such Tax Indemnitee intends to file, or for which such Tax Indemnitee is required by law to file, in its own name); provided, that the relevant Tax Indemnitee shall furnish Borrower with any information in such Tax Indemnitee’s possession or control that is reasonably necessary to file any such return, report, or statement and that Borrower reasonably requests in writing. Borrower shall either file such report, return, or statement and send a copy to such Tax Indemnitee, or, if Borrower is not permitted to file such report, return, or statement, it shall notify such Tax Indemnitee in writing of such requirement and prepare and deliver such report, return, or statement to such Tax Indemnitee in a manner reasonably satisfactory to such Tax Indemnitee within a reasonable time before the time such report, return, or statement is to be filed; provided, that the relevant Tax Indemnitee shall furnish Borrower with any information in such Tax Indemnitee’s possession or control that is reasonably necessary to file any such return, report, or statement and that Borrower reasonably requests in writing.

(viii) Forms. Each Tax Indemnitee agrees to furnish from time to time to Borrower, Security Agent, or such other Person as Borrower or Security Agent shall designate, at Borrower’s or Security Agent’s request, such duly-executed and properly-completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any Taxing Authority, if (i) such reduction or exemption is available to such Tax Indemnitee, and (ii) Borrower has provided such Tax Indemnitee with any information necessary to complete such form not otherwise reasonably available to such Tax Indemnitee. For the avoidance of doubt, by failing to comply with this Section 10(c)(viii) (whether by failing to provide a form when required to do so or by providing an inaccurate or invalid form), such Tax Indemnitee shall be in breach of the foregoing covenant and responsible for damages resulting therefrom.

(ix) Non-Parties. If a Tax Indemnitee is not a party to this Agreement, Borrower may require the Tax Indemnitee to agree in writing, in a form reasonably acceptable to Borrower, to the terms of this Section 10(c) and Section 12 before any payment shall be due to such Tax Indemnitee under this Section 10(c).

(a) Payments. Except as otherwise provided herein, any payments which Borrower or an Indemnitee or Tax Indemnitee is obligated to make pursuant to Section 10(a) or Section 10(c) shall be paid on the thirtieth (30th) day after demand, but not before five (5) days before the date such Expense or Tax is due or payable by such Indemnitee or Tax Indemnitee, as applicable. If Borrower shall have requested to contest a Tax or Expense as provided in this Section 10 and shall have duly complied with all the terms of this Section 10, Borrower’s liability for indemnification under this Section 10 shall, at Borrower’s election, be deferred until a final determination is made with respect to such contest. At such time, Borrower shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and within fifteen (15) days following such final determination, any amounts so due hereunder shall be paid by Borrower to the Indemnitee or Tax Indemnitee, as applicable. Such payments shall be made directly to the relevant Indemnitee or Tax Indemnitee or to Borrower, in immediately available funds at such bank or to such account as specified by such Indemnitee or Tax Indemnitee or Borrower (as applicable) in written directives to the payor, or, if no such direction has been given, by check of the payor payable to the order of, and mailed to, such Indemnitee or Tax Indemnitee or Borrower (as applicable) by certified mail, postage prepaid, at its address as set forth in this Agreement.

(b) Interest. If any amount, payable by Borrower, any Indemnitee, or any Tax Indemnitee under Section 10(a) or Section 10(c) is not paid when due, the Person obligated to make such payment shall pay on demand, to the extent permitted by Law, to the Person entitled thereto, interest on any such amount for the period from and including the due date for such amount to but excluding the date the amount is paid, at the Past-Due Rate. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

(c) Benefit of Indemnities. Borrower’s obligations for indemnities, obligations, adjustments, and payments in Section 10(a) or Section 10(c) are expressly made for the benefit of, and shall be enforceable by, the Indemnitee or Tax Indemnitee entitled thereto as and to the extent provided herein, notwithstanding any provision of the Security Agreement, including Sections 2.3(a) and (b) thereof.

11. SECURITY AGENT

(a) Appointment and Powers. Each Lender hereby and by acceptance of a Loan Certificate irrevocably appoints, designates and authorizes BNP Paribas S.A. (acting through its Paris Branch) as Security Agent under this Agreement and under each other Operative Agreement, irrevocably appoints BNP Paribas S.A. (acting through its Paris Branch) as a “secured party” and “representative” of the Lenders within the meaning of Section 9-102 of the UCC and irrevocably authorizes Security Agent to take such action on its behalf under the provisions of this Agreement and each other Operative Agreements and to exercise the powers and perform the duties as are expressly delegated to it by the terms of this Agreement or any other Operative Agreement, together with such powers as are reasonably incidental thereto. Security Agent hereby accepts such appointments, designations and authorizations. Further, each Lender hereby and by the acceptance of a Loan Certificate authorizes BNP Paribas S.A. (acting through its Paris Branch) (and its successors and assigns as secured party) to act as its “representative” and “secured party” on its behalf under the terms of any Related Mortgage under which such Lender holds secured obligations thereunder. Notwithstanding any provision to the contrary contained in this Agreement or in any other Operative Agreement, Security Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Operative Agreements, nor shall Security Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Agreement or otherwise exist against Security Agent.

(b) Limitation on Security Agent’s Liability. Neither Security Agent nor any of its directors, officers, employees or agents shall be liable or responsible to any Lender for any action taken or omitted to be taken by it or them under or in connection with the Operative Agreements, except for its or their own gross negligence, willful misconduct or knowing violations of Law. Security Agent shall not be responsible to any Lender for (i) any recitals, statements, representations or warranties contained in the Operative Agreements or in any certificate or other document referred to or provided for in, or received by any of the Lenders under, the Operative Agreements, (ii) the value, validity, effectiveness, genuineness or enforceability of the Operative Agreements or any such certificate or other document, (iii) the value or sufficiency of the Collateral or (iv) any failure by Borrower to perform any of its obligations under the Operative Agreements. Security Agent may exercise any of its duties under this Agreement and the other Operative Agreements by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Security Agent shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact so long as Security Agent was not grossly negligent in selecting or directing such agents or attorneys-in-fact. Security Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Operative Documents, or to inspect the properties, books or records of Borrower. Security Agent shall be entitled to rely and shall be fully protected in relying upon any certification, notice or other communication (including any thereof by telephone or telecopier) believed by it to be genuine and correct and to have been signed or given by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Security Agent. Security Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Operative Agreements unless it shall first receive such advice or concurrence of the Majority in Interest of Lenders (or, if so specified by this Agreement, all Lenders, or as otherwise provided in Section 4.1(c) of the Security Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction as provided in Section 11(d) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Security Agent shall in all cases in respect of the Lenders be fully protected in acting, or in refraining from acting, under this Agreement and the other Operative Agreements in accordance with a request of the Majority in Interest of Lenders (or, if so specified by this Agreement, all Lenders, or as otherwise provided in Section 4.1(c) of the Security Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loan Certificates.

(c) Rights as Lender. Each Person acting as Security Agent that is also a Lender shall, in its capacity as a Lender, have the same rights and powers under the Operative Agreements as any other Lender and may exercise the same as though it were not acting as Security Agent, and the term “Lender” or “Lenders” shall include such Person in its individual capacity. Each Person acting as Security Agent (whether or not such Person is a Lender) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower and its Affiliates as if it were not acting as Security Agent.

(d) Indemnification. Each Lender agrees, as between itself and Security Agent, to indemnify Security Agent (to the extent not reimbursed by Borrower under the Operative

Agreements and without limiting the obligation of Borrower to do so), ratably on the basis of the unpaid aggregate principal amounts of the Loan Certificates held by such Lenders (or, if no Loan Certificates are at the time issued, ratably on the basis of their respective Commitments), for any and all Expenses that may be imposed on, incurred by or asserted against Security Agent (including the costs and expenses that Borrower is obligated to pay under the Operative Agreements) in any way relating to or arising out of the Operative Agreements or any other documents contemplated thereby or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents, provided that no such Lender shall be liable for any of the foregoing to the extent such Expenses result from Security Agent’s gross negligence, willful misconduct or knowing violations of Law by Security Agent. The agreements in this Section 11(d) shall survive the payment of the Loan Certificates and all other amounts payable under the Operative Agreements.

(e) Non-reliance on Security Agent and other Lenders. Each Lender agrees that it has made and will continue to make, independently and without reliance on Security Agent or any other Lender, and based on such documents and information as it deems appropriate, its own credit analysis of Borrower, its own evaluation of the Collateral and its own decision to enter into the Operative Agreements and to take or refrain from taking any action in connection therewith. Security Agent shall not be required to keep itself informed as to the performance or observance by Borrower of the Operative Agreements or any other document referred to or provided for therein or to inspect the properties or books of Borrower or the Collateral. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Security Agent under the Operative Agreements, Security Agent shall have no obligation to provide any Lender with any information concerning the business, status or condition of Borrower or any Affiliate thereof, the Operative Agreements or the Collateral that may come into the possession of Security Agent or any of its Affiliates.

(f) Successor Security Agent.

(1) The institution acting as Security Agent or any successor thereto may resign at any time without cause by giving at least thirty (30) days’ prior written notice to Borrower and each Lender, such resignation to be effective upon the acceptance by a successor institution of its appointment as Security Agent. In addition, a Majority in Interest of Lenders may at any time (but only with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld, delayed or conditioned) remove the institution acting as Security Agent without cause by an instrument in writing delivered to Borrower and Security Agent, and Security Agent shall promptly notify each Lender thereof in writing, such removal to be effective upon the acceptance by a successor institution of its appointment as Security Agent. In the case of the resignation or removal of the institution acting as Security Agent, a Majority in Interest of Lenders may appoint a successor agent by an instrument signed by such holders, subject to approval by Borrower (unless an Event of Default shall have occurred and be continuing), which approval shall not be unreasonably withheld or delayed, whereupon such successor agent shall succeed to the rights, powers and duties of Security Agent and the term “Security Agent” shall mean such successor agent effective upon such appointment and approval and the former Security Agent’s rights, powers and duties as Security Agent shall be terminated, without any other or further act or deed on the part of such former Security Agent or any of the parties to this Agreement or any holder of the Loan Certificates. If a successor is not appointed within thirty (30) days after such notice of resignation or removal, Security Agent, Borrower or any Lender may apply to any court of competent jurisdiction to appoint a successor to act until such time as agent by an instrument signed by such holders, as a successor is appointed as provided above. The court-appointed successor shall immediately and without further act be superseded by any successor appointed by the Majority in Interest of Lenders as provided for above. After any retiring Security Agent’s resignation as Security Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Security Agent under this Agreement and the other Operative Agreements.

(2) Any successor institution acting as Security Agent, however appointed, shall execute and deliver to Borrower and the predecessor institution acting as Security Agent an instrument accepting such appointment and assuming the obligations of Security Agent arising from and after the time of such appointment, and thereupon, without further act, such successor shall become vested with all the estates, properties, rights, powers, and duties of the predecessor hereunder as if originally named Security Agent herein and in the other Operative Agreements; but nevertheless upon the written request of such successor Security Agent, such predecessor shall execute and deliver an instrument transferring to such successor, all the estates, properties, rights, and powers of such predecessor, and such predecessor shall duly assign, transfer, deliver, and pay over to such successor all money or other property then held by such predecessor hereunder and in the other Operative Agreements. Any successor Security Agent shall be bound by all actions taken or omitted to be taken under the Operative Agreements by each predecessor Security Agent.

(3) Any successor institution acting as Security Agent, however appointed, shall be a bank or trust company or a branch of a foreign commercial bank that is subject to regulatory supervision by the Federal Reserve Board (within the meaning of Treasury Regulation 1.1441-1(b)(2)(iv)(A)) and that, in the case of such bank, trust company or branch, has its principal place of business in the United States of America, and that has (or the bank of which such branch is a branch has) (or whose obligations under the Operative Agreements are guaranteed by an affiliated entity that has) a combined capital and surplus of at least $500,000,000, if such an institution is then willing, able, and legally qualified to perform the duties of Security Agent hereunder upon reasonable or customary terms.

(g) Notice of Default. If Security Agent obtains Actual Knowledge of a Default, Security Agent shall notify each Lender holding a Loan Certificate. Subject to Sections 4 of the Security Agreement and Section 11(h) hereof, Security Agent shall take such action, or refrain from taking such action, with respect to an Event of Default or Default (including with respect to the exercise of any rights or remedies hereunder) as Security Agent shall be instructed in writing by a Majority in Interest of Lenders. Unless it has Actual Knowledge, Security Agent shall not be deemed to have knowledge or notice of a Default or an Event of Default unless notified in writing by Borrower or one or more Lenders.

(h) Instructions from a Majority in Interest of Lenders. Except as provided in Sections 2(b), 11(b) and 16(c) hereof and in Sections 4 and 6.1 of the Security Agreement, upon the written instructions at any time and from time to time of a Majority in Interest of Lenders, Security Agent shall take such of the following actions as shall be specified in such instructions: (a) give such notice or direction or exercise such right, remedy, or power under any of the Operative Agreements as shall be specified in such instructions, (b) approve as satisfactory to Security Agent all matters required by any of the Operative Agreements to be satisfactory to Security Agent, and (c) enter into any amendment, modification or supplement of any of the Operative Agreements or grant consents, waivers or approvals requested by Borrower under any of the Operative Agreements.

(i) Reports, Notices, etc. Security Agent will furnish to each Lender, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, and other instruments furnished by Borrower to Security Agent under any of the Operative Agreements.

12. GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13. SUBMISSION TO JURISDICTION; WAIVERS

Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Operative Agreements to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, at its address set forth on Schedule 1 or at such other address of which the Security Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13 any special, exemplary, punitive or consequential damages.

14. TERMINATION OF CROSS-COLLATERALIZATION AND CROSS-DEFAULTS.

If at any time a majority of the aggregate unpaid principal amount of all Loan Certificates of a Series ceases to be held by the same Lender or Lenders as the Lender or Lenders holding a majority (or more) of the aggregate unpaid principal amount of all Equipment Notes, if any, issued and outstanding in respect of any one or more Related Aircraft, then unless such change of holding occurred as the result of the lawful exercise of remedies following an Event of Default, such Equipment Notes and the Mortgage(s) entered into in respect of such Related Aircraft shall, without further act of the parties hereto or thereto, no longer be deemed to be “Related Notes” or “Related Mortgage(s)” for purposes of the Security Agreement.

15. CONFIDENTIALITY

Each of Security Agent and each Lender agrees to keep confidential all non-public information provided to it by Borrower, Holdings, Security Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent Security Agent or any Lender from disclosing any such information (a) to Security Agent, any other Lender or any Affiliate thereof or of such Lender, (b) subject to an agreement by such Transferee or participant to comply with the provisions of this Section, to any actual or prospective Transferee (and its employees, directors, agents, attorneys, accountants and advisors or those of any of its Affiliates) or participant, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Entity, (e) in response to any order of any court or other Governmental Entity or as may otherwise be required pursuant to any Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed by Borrower, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Operative Agreement; provided, that any and all disclosures permitted by clauses (d), (e), (f), (h) or (i) above shall be made only to the extent reasonably deemed necessary to meet the specific requirements or needs of the Persons making such disclosures. If Borrower intends to issue any press release or make any public announcement of this transaction or its terms, Borrower agrees to present such press release or announcement to Security Agent for its review and approval prior to releasing any such press release or making any such announcement; provided, Borrower need not provide such release or announcement to Security Agent for review and approval so long as such release or announcement does not contain specific references to the Lenders or the Security Agent or to the economic terms of this transaction.

16. MISCELLANEOUS

(a) Notices. Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers, and other communications required or permitted to be made, given, furnished, or filed hereunder shall be in writing (and the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this Agreement, and shall be personally delivered, sent by fax or telecommunications transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by next-business-day courier service, in each case to the address or fax number set forth for such party in Schedule 1, or to such other address or number as such party hereafter specifies by notice to the other parties hereto. Each such notice, request, demand, authorization, direction, consent, waiver, or other communication shall be effective when received or, if made, given, furnished, or filed by fax or telecommunication transmission, when confirmed.

(b) Survival. The indemnities and representations and warranties (as of and when made) made in this Agreement, in the other Operative Agreements and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the Transfer of any interest by any Lender in an Loan Certificate it holds, and the expiration or other termination of any Operative Agreement, except to the extent otherwise provided herein or therein.

(c) Amendments. No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated, or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this Agreement that it purports to amend, supplement, waive, modify, discharge, terminate, or otherwise vary and is signed by the party against whom the enforcement of the amendment, supplement, waiver, modification, discharge, termination, or variance is sought. The Majority in Interest of Lenders and Borrower may, or, with the written consent of the Majority in Interest of Lenders, parties to the Operative Agreements may, from time to time, and Security Agent shall, at the direction of the Majority in Interest of Lenders, (unless its respective rights or obligations as Security Agent are adversely affected thereby), (a) enter into written amendments, supplements or modifications hereto and to the other Operative Agreements for the purpose of adding any provisions to this Agreement or the other Operative Agreements or changing in any manner the rights of the Lenders, Security Agent or Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority in Interest of Lenders may specify in such instrument, any of the requirements of this Agreement or the other Operative Agreements or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan Certificate, extend the scheduled date of any payment of principal of any Loan Certificate, reduce the stated rate of any interest payable on any Loan Certificate or any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of the Commitments, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 15(c) without the written consent of such Lender; (iii)(w) reduce any percentage specified in the definition of Majority in Interest of Lenders, (x) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Operative Agreements or (y) reduce, modify or amend any indemnities in favor of Security Agent or the Lenders, without in any such case the consent of each Person affected thereby; (iv) amend, modify or waive any provision of Section 11 without the written consent of Security Agent; or (v) take any action inconsistent with the provisions of this Section 15(c) without the written consent of each Lender affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Borrower, the Lenders, Security Agent and all future holders of the Loan Certificates. In the case of any waiver, Borrower, the Lenders and Security Agent shall be restored to their former position and rights hereunder and under the other Operative Agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Each such amendment, supplement, waiver, modification, discharge, termination, or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance, or other manner not set forth in writing and signed by the party against whom enforcement of the same is sought.

(d) Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) the remainder of any affected provision (to the extent not invalid, illegal or unenforceable) and all other provisions hereof shall remain in full force and effect in such jurisdiction, and (b) such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which any provision is held invalid, illegal, or unenforceable may be waived, the parties hereto hereby waive that Law to the full extent permitted, to the end that this Agreement shall be a valid and binding agreement in all respects, enforceable in accordance with its terms.

(e) Counterparts. This Agreement may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each fully-executed set taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Security Agent.

(f) No Waiver. No failure on the part of any party hereto to exercise, and no delay by any party hereto in exercising, any of its rights, powers, remedies, or privileges under this Agreement or otherwise available to it shall impair, prejudice, or waive any such right, power, remedy, or privilege or be construed as a waiver of any breach hereof or default hereunder or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy, or privilege preclude any other or further exercise thereof by it or the exercise of any other right, power, remedy, or privilege by it. No notice to or demand on any party hereto in any case shall, unless otherwise required under this Agreement, entitle such party to any other or further notice or demand in similar or other circumstances, or waive the rights of any party hereto to any other or further action in any circumstances without notice or demand. To the extent permitted by applicable Law, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(g) Third Party Beneficiaries. This Agreement is not intended to, and shall not, provide any Person not a party hereto (except Persons referred to in Section 10 who are intended third-party beneficiaries of Section 10) with any rights of any nature whatsoever against any of the parties hereto, and no Person not a party hereto shall have any right, power, or privilege in respect of any party hereto, or have any benefit or interest, arising out of this Agreement.

(h) Entire Agreement. This Agreement, together with the other Operative Agreements, on and as of the date hereof, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties.

(i) Further Assurances. Each party hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) all such further agreements, instruments, certificates, or other documents, and shall do and cause to be done such further things, as any other party hereto reasonably requests in connection with the administration of, or to carry out more effectively the purposes of, or to assure and confirm better to such other party the rights and benefits to be provided under, this Agreement and the other Operative Agreements.

(j) Acknowledgments. Borrower hereby acknowledges that:

(1) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Operative Agreements;

(2) neither Security Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Operative Agreements, and the relationship between Security Agent and the Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor respectively; and

(3) no joint venture is created hereby or by the other Operative Agreements or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Borrower, Security Agent and the Lenders.

(k) Adjustments; Set-Off.

(1) Except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender or as provided in a Transfer Agreement, if any Lender (a “Benefitted Lender”) shall, at any time after the Loan Certificate and other amounts payable hereunder shall immediately become due and payable pursuant to Section 4 of the Security Agreement, receive any payment of all or part of the obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 4 of the Security Agreement or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Loan Certificates owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Loan Certificates owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(2) In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower. Each Lender agrees promptly to notify Borrower and the Security Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies that such Lender may have.

(l) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.

(m) Reproduction of Documents. This Agreement (including all schedules and exhibits hereto) and all documents relating hereto (other than Loan Certificates), including (a) future consents, waivers, and modifications, and (b) past and future financial statements, certificates, and other information furnished to any party hereto, may be reproduced by any party by any photographic, photostatic, microfilm, micro-card, miniature photographic, or other similar process, and such party may destroy any original documents so reproduced. Any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original exists and whether or not such party made the reproduction in the regular course of business), and any enlargement, facsimile, or further reproduction of such reproduction also shall be so admissible in evidence.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

AIRTRAN AIRWAYS, INC., as Borrower	BNP PARIBAS S.A. (ACTING THROUGH ITS PARIS BRANCH), as Lender

By	By
Name: Title:	Name: Title:

BNP PARIBAS S.A. (ACTING THROUGH ITS PARIS BRANCH), as Security Agent

By
Name:
Title:

S

EXHIBIT A

FORM OF TRANSFER AGREEMENT

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of August 1, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRTRAN AIRWAYS, INC. (the “Borrower”), the parties identified in Schedule I thereto as the Lenders and BNP PARIBAS S.A. (ACTING THROUGH ITS PARIS BRANCH), as security agent for the Lenders (in such capacity, the “Security Agent”). Unless otherwise defined herein, terms defined in the Security Agreement, dated as of August 1, 2006 (the “Security Agreement”), among Borrower, the Lenders and Security Agent and used herein shall have the meanings given to them in the Security Agreement.

The transferring Lender identified on Schedule l hereto (the “Assignor”) and the Transferee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Time (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Operative Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or the performance or observance by the Borrower of its obligations under the Credit Agreement and the other Operative Agreements or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption and that, as of the Effective Time and for the benefit of the Lenders, Security Agent and Borrower, the Credit Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors rights generally or general principles of equity; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4(a)(ix) and Section 6(g) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor,

Exh A-1

the Security Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Operative Agreements or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Security Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Operative Agreements or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Security Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees, for the benefit of the Lenders, Security Agent and Borrower, that it will (1) be bound by the provisions of the Credit Agreement applicable to it, (2) perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender with respect to the Assigned Interest and the period from and after the Effective Time [including, without limitation, the obligation to make secured loans to the Borrower under Section 2(a) of the Credit Agreement]1 and (3) be bound by any and all consents, approvals, elections or other actions given, made or taken by Assignor prior to the Effective Time. Without limiting the foregoing, if the Assignee is a Non-U.S. Person (as defined in the Security Agreement) it will furnish to the Security Agent the forms and/or documentation required by Section 2(b) of the Security Agreement.

[4. Assignee hereby represents and warrants to the Assignor that either no portion of the funds used by it to purchase the Loan Certificate(s) Nos.              sold and assigned hereunder constitutes “plan assets” (within the meaning of the Department of Labor codified at 29 C.F.R. Section 2510.3-101) of any Plan or its purchase of such Loan Certificates does not constitute a non-exempt prohibited transaction under Section 4975(c)(1)(A)-(D) of the Code or Section 406(a) of ERISA.

5. Assignor hereby represents and warrants to Borrower and Assignee that the sale and assignment of the Loan Certificate(s) Nos.              by Assignor to Assignee hereunder does not violate the registration requirements of the Securities Act of 1933 or the registration requirements of any applicable state or foreign securities laws;]2

6. The Assignee hereby represents and warrants to Borrower and to Assignor that it is not a U.S. Air Carrier or an Affiliate or a shareholder of a U.S. Air Carrier holding or having the right to acquire (without regard to the happening of a contingency) capital stock in such U.S. Air Carrier in excess of 25%.

7. The effective date and time of this Assignment and Assumption shall be the Effective Date and Time of Assignment described in Schedule 1 hereto (the “Effective Time”). Following the execution of this Assignment and Assumption, it will be delivered to the Security Agent for acceptance by it and recording in the Certificate Register (as defined in the applicable Security Agreement) by the Security Agent pursuant to the Credit Agreement, effective as of the Effective Time.

8. Upon such acceptance and recording, from and after the Effective Time, the Security Agent shall make all payments in respect of the Assigned Interest (including payments of

[1]	To be included if the unsecured Commitment of the transferring Lender is assigned.
[2]	To be included if Loan Certificate(s) are part of the Assigned Interest.

Exh A-2

principal, interest, fees and other amounts) to the Assignor for amounts which have accrued with respect to the period prior to the Effective Time and to the Assignee for amounts which have accrued subsequent thereto.

9. From and after the Effective Time, (a) the Assignee shall be a party to the Credit Agreement and, with respect to the Assigned Interest and period prior to the Effective Time, have the rights and obligations of a Lender thereunder and shall be bound by the applicable provisions thereof, (b) the Assignor shall, with respect to the Assigned Interest and the period prior to the Effective Time, relinquish its rights and be released from its obligations under the Credit Agreement and (c) the Assignor shall release the Lenders, Security Agent and Borrower from their respective duties, liabilities and obligations owing to the Assignor under the Credit Agreement and other Operative Agreements with respect to the Assigned Interest for the period on or after the Effective Time; provided, that such release does not extinguish any such duties, liabilities and obligations with respect to the period prior to the Effective Time, all of which shall survive such release and be performed directly to and for the benefit of Assignor.

10. The Assignor and the Assignee hereby represent and warrant for the benefit of the Lenders, Borrower and Security Agent that the assignment and assumption of the Assigned Interest contemplated by this Agreement complies with all of the requirements of Section 9(a) of the Credit Agreement applicable to it.

11. As between Assignor and Assignee, it is agreed that if BNPP is of the opinion that the applicable closing conditions set forth in Section 4(a) of the Credit Agreement have been satisfied on a Borrowing Date, and if BNPP, as Assignor, has transferred its Commitment with respect to the Applicable Aircraft in this Assignment and Assumption without the prior written consent of Borrower, and the Assignee is of the opinion, as expressed to BNPP, as Assignor, that such applicable closing conditions have not been satisfied, then BNPP, as Assignor, shall have the right, but not the obligation, by notice to the Borrower and Assignee, to make an additional secured loan in the amount of the secured loan that such Assignee would be obligated to make on such applicable Borrowing Date if such conditions precedent were satisfied. In the event the preceding sentence is applicable, the Commitments of BNPP shall be increased by an amount of such secured loan and the Commitment of such Assignee shall be reduced by an equivalent amount, effective on the date of such notice from BNPP, as Assignor. In the event BNPP makes such additional secured loan as aforesaid, the Assignee shall be liable to BNPP, as Assignor, but not to the Borrower, for any damages attributable to its failure to make the secured loan in question which was made, instead, by BNPP.

12. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers.

Exh A-3

Schedule 1

to Assignment and Assumption with respect to

the Credit Agreement, dated as of August 1, 2006,

among AirTran Airways, Inc. (the “Borrower”),

the parties identified in Schedule I thereto as the Lenders and

BNP Paribas S.A. (acting through its Paris Branch), as Security Agent

Name of Assignor Lender:

Name of Assignee (Transferee Lender):

Effective Date and Time of Assignment:

Credit Agreement Interest Assigned:

Principal Amount of Loan Certificates Assigned Series [ ]	Unused Amount of Assignor’s Commitment Assigned MSN [ ]
$	$

[Loan Certificates Nos.         ] Series [  ]

[Describe any agreement between Assignor and Assignee regarding exercise by Assignor of its retained voting and control rights under the Operative Agreements as applicable with respect to the Aircraft subject of this Assignment and Assumption and/or allocation of Collateral proceeds with respect to such Aircraft.]

[Name of Assignee]

[Name of Assignor]

By:	By:
Title:	Title:

Accepted for Recordation in the Register:

, as Security Agent	AirTran Airways, Inc.

By:	By:
Title:	Title:

BNP Paribas S.A. (acting through its Paris Branch), as Security Agent

By:
Title:

Exh A-4

SCHEDULE 1

ACCOUNTS; ADDRESSES

BORROWER

Address:	Account:
AirTran Airways, Inc.	***
9955 AirTran Blvd
Orlando, Florida 32827
Att: General Counsel
Tel: ***
Fax: ***

LENDERS

Address:	Account:

BNP Paribas New York

787 Seventh Avenue

3rd Floor

New York, NY 10019

Attn: Aircraft Finance Group

Tel: ***

Fax: ***

With a copy to:

BNP Paribas S.A. (Paris Branch)

37 place du marche Saint Honore

75031 Paris Cedex 01

Att : Global Head of Aviation Finance Group

Tel: ***

Fax: ***

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 1 of 3 pages containing information redacted pursuant to a request for confidential treatment.

SCH 1-1

SECURITY AGENT

Address:	Account:

BNP Paribas New York

787 Seventh Avenue

3rd Floor

New York, NY 10019

Attn: Aircraft Finance Group

Tel: ***

Fax: ***

With a copy to:

BNP Paribas S.A. (Paris Branch)

37 place du marche Saint Honore

75031 Paris Cedex 01

Att : Global Head of Aviation Finance Group

Tel: ***

Fax: ***

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 2 of 3 pages containing information redacted pursuant to a request for confidential treatment.

SCH 1-2

SCHEDULE 2

COMMITMENTS; TRANSACTION EXPENSES

Section 1.

Lender	Participation Percentage	Maximum Commitment
BNP Paribas S.A. (acting through its Paris Branch)	75%	$30,414,150.00

Section 2.

With respect to Borrower’s obligations under Section 3(c) of the Credit Agreement and to the fees and disbursements of outside counsel to the Security Agent and the Lenders, it is agreed that such obligations of the Borrower in connection with the negotiation and preparation of the Credit Agreement and the other documents or forms of documents contemplated thereby and the closing of the transactions contemplated to occur under the Credit Agreement on the Effective Date are limited to the extent provided in the email of outside counsel to the Lenders, dated July 17, 2006 at 4:51 p.m.

SCH 2-1

SCHEDULE 3

AIRCRAFT; SCHEDULED DELIVERY QUARTERS

Model	MSN	Scheduled Delivery Quarter
737-7BD	36716	First Quarter 2008
737-7BD	36718	Second Quarter 2008
737-7BD	36720	Second Quarter 2008
737-7BD	36722	Third Quarter 2008
737-7BD	36724	Third Quarter 2008
737-7BD	36726	Fourth Quarter 2008
737-7BD	36728	Fourth Quarter 2008

SCH 3-1

SCHEDULE 4

NON-DEFERRABLE ADVANCE PAYMENTS UNDER THE PURCHASE AGREEMENT***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 3 of 3 pages containing information redacted pursuant to a request for confidential treatment.

SCH 4-1